UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Pursuant to §240.14a-12

Grand Canyon Education, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.

◻ Fee paid previously with preliminary material.

◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

2600 W. Camelback Road

Phoenix, Arizona 85017

(602) 247-4400

April 22, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Grand Canyon Education, Inc. (the “Company” or “GCE”) to be held at the offices of GCE located at 2600 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:30 a.m., Arizona time, on Thursday, June 9, 2022.

The notice of annual meeting and the proxy statement that follow describe the matters to come before the Annual Meeting. Each holder of record of shares of the Company’s common stock (Nasdaq GM: LOPE) at the close of business on April 14, 2022 is entitled to receive notice of and to vote at the Annual Meeting, and any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

Our Annual Meeting materials are available over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials as well as lowers the costs and reduces the environmental impact of our Annual Meeting. All stockholders as of the record date were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight, Arizona time, prior to the meeting.

We hope that you will be able to attend the Annual Meeting in person and we look forward to seeing you.

Sincerely,

Brian E. Mueller
Chief Executive Officer and Chairman

This proxy statement is dated April 22, 2022 and is first being sent or made available to stockholders on or about April 27, 2022.

Notice of Annual Meeting of Stockholders
to be held on June 9, 2022

Date and Time:	Thursday, June 9, 2022, at 10:30 a.m., Arizona time

Place:	Grand Canyon Education, Inc. at 2600 W. Camelback Road, Phoenix, Arizona 85017.

Items of Business:	At the Annual Meeting, holders of our common stock will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

1.    To elect a Board of Directors of six directors, each to serve until the 2023 annual meeting of stockholders or until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the enclosed Proxy Statement;
3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4. To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Record Date:

Only stockholders of record at the close of business on April 14, 2022, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Delivery of Proxy Materials:

Beginning on April 27, 2022, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials.

Internet Availability of Proxy Materials:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2022. Our Proxy Statement is attached. Financial and other information concerning Grand Canyon Education, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2021. A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, are available and may be viewed at www.edocumentview.com/LOPE.

Voting:

To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS

Phoenix, Arizona	/s/ BRIAN E. MUELLER
April 22, 2022	Brian E. Mueller
Chief Executive Officer and Chairman

Proxy Statement Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2021 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

GENERAL INFORMATION

Date and Time:	Thursday, June 9, 2022 10:30 a.m., Arizona time

Record Date:	April 14, 2022

Place:	Grand Canyon Education, Inc. 2600 W. Camelback Road Phoenix, Arizona 85017

Voting:

The accompanying proxy statement describes important issues affecting Grand Canyon Education, Inc. If you are a stockholder of record as of the record date, you have the right to submit your proxy through the Internet, by telephone or by mail. Please help us save time and administrative costs by submitting your proxy through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your voting instructions are confirmed and posted immediately. Stockholders of record as of April 14, 2022 may cast their votes in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.investorvote.com/LOPE, 24 hours a day, seven days a week, through 11:00 p.m. (PT) on June 8, 2022. Please have available your notice card. Follow the simple instructions provided.	Call 1-800-652-VOTE (8683), 24 hours a day, seven days a week, through 11:00 p.m. (PT) on June 8, 2022. Please have available your notice card. Follow the simple instructions provided.	Mark, sign and date your proxy card. Return it in the enclosed postage-paid envelope	If you plan to attend the meeting in person, you will need to bring a picture ID and proof of ownership of Grand Canyon Education, Inc. common stock as of the record date.

SUMMARY OF MATTERS TO BE VOTED UPON AND BOARD RECOMMENDATIONS

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Proposal	Description	Board Recommendation	Page Reference for Further Information:
1 To elect six directors to our Board of Directors.	The Board and the Nominating and Corporate Governance Committee believe that the six director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and long-term interests of our stockholders.	“FOR” each director nominee	27

2 To approve, on an advisory basis, the compensation of our named executive officers.	The Company seeks the approval, on an advisory, basis, of the compensation of its named executive officers as described in the Compensation Discussion and Analysis section and the related tables.	“FOR”	31

3 To ratify the appointment of KPMG LLP as our independent registered public accounting firm.	The Audit Committee and the Board believe that the retention of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022 is in the best interests of the Company and its stockholders and we are asking our stockholders to ratify the Audit Committee’s selection of KPMG LLP to serve in that capacity.	“FOR”	54

DIRECTOR NOMINEES

The following provides summary information regarding our director nominees:

Name	Age	Director Since	Primary Occupation	Committee Memberships(1)			Other Public Company Boards
				A	C	NCG
Brian E. Mueller*	68	2009	Chairman of the Board of Directors and Chief Executive Officer, Grand Canyon Education, Inc.				None

Sara R. Dial+≠	58	2013	President and Chief Executive Officer, Sara Dial & Associates	⌧	⌧	⌧	1

Jack A. Henry+	78	2008	Managing Director, Sierra Blanca Ventures, LLC	⌧*	⌧	⌧	1

Lisa Graham Keegan+	62	2019	Principal Partner at The Keegan Company	⌧	⌧	⌧*	None

Chevy Humphrey+	57	2019	President and Chief Executive Officer, Museum of Science and Industry Chicago	⌧	⌧*	⌧	None

David M. Adame+	59	2021	President and Chief Executive Officer, Chicanos Por La Causa	⌧	⌧	⌧	None

*	Chair
+	Independent director
≠	Lead independent director
(1)	A= Audit Committee; C=Compensation Committee; and NCG=Nominating and Corporate Governance Committee

OUR CORPORATE GOVERNANCE HIGHLIGHTS

We believe that effective corporate governance is critical to our ability to create long term value for our stockholders. The following highlights certain key aspects of our corporate governance framework:

◻	We Have An Independent and Diverse Board. Five of our six directors are independent. Three of our six directors are women and two of our directors identify with an underrepresented diverse ethnicity.	◻	Our Independent Directors Meet Without Management. Our independent directors meet regularly in executive sessions without management present.

◻	We Have Majority Voting for Directors. We have adopted majority voting for directors pursuant to which nominees who fail to achieve an affirmative majority of votes cast must submit their resignation.	◻	We Have a Stock Ownership Policy. We require both our named executive officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy.

◻	We Hold Annual Elections for Directors. We do not have a staggered board.	◻	Our Key Committees are Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

◻	We Assess Board Performance. We conduct regular evaluations of our Board and Committees.	◻	We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan.

SOCIAL RESPONSIBILITY AND HUMAN CAPITAL DEVELOPMENT

The Company seeks to meet the needs of the local community in which we operate as well as those outside our community, particularly the education challenges that our country faces, and then works to find solutions to these challenges. We believe these challenges include: university education is too expensive; students are taking on too much debt to pay for their education; bachelor degrees are taking too long to complete; programs are not targeted enough toward careers; as tuition increases, diversity decreases; universities have inadequate counseling and support services, especially for distanced learners; most university professors have no formal training in teaching, learning or course design; and universities are under significant financial pressures. These challenges were made more difficult during 2020 and 2021 due to the COVID-19 pandemic and a declining number of high school graduates attending college.

We believe we provide the capital, technology and expertise to our university partners to alleviate the challenges in each of the areas listed above (refer to our Annual Report on Form 10-K for the year ended December 31, 2021, Item 1. Business – Suite of Services.) We work with these university partners to develop hybrid educational models that allow them the ability to decrease tuition or increase scholarships to their students which will often lower the debt their students incur. We work with our university partners and thousands of high schools across the country on dual credit, online prerequisite courses and other programs that shorten the time to completion thereby lower cost and debt levels. We focus with our university partners and their local communities to develop programs where there are skills shortages such as health care, teacher education, science, technology, engineering and math. GCE provides expanded academic counseling services and support to the students of our university partners which has proven to increase retention and completion. Our faculty services and curriculum development teams assist not only our university partners but other universities and K12 schools in improving their online education pedagogy. And our business model has helped our university partners as changes in the educational landscape and the pandemic has put pressure on their financial condition.

We also participate with our employees in a number of activities to benefit our communities including:

●
Improving Our Neighborhood and Increased Home Values. Together with Habitat for Humanity and in concert with our largest university partner, we are participating in the largest home renovation project in the country in the West Phoenix area surrounding our most significant university partner’s campus. As of December 31, 2021, 392 homes have been completed in which 27,900 hours have been logged by volunteers. These efforts, combined with GCE and GCU’s expanded presence in the community, have contributed to a significant increase in home values in the 85017 zip code.

●
Continuing Community Involvement. GCE and our employees partner in countless community events and projects throughout the year. The Company offers its full-time employees a maximum of 16 hours of PTO annually for community service. This time is used to volunteer at more than 40 approved charitable organizations.
●
Special Olympics and Youth Opportunity Foundation.

We participate in the annual Plane Pull Challenge, which benefits Special Olympics Indiana athletes. We donate time and funds to the Youth Opportunity Foundation which provides advocacy, clinical treatment, education and workforce development for at-risk young people in underprivileged areas.

●
Furthering Job Creation. We, along with Grand Canyon University (“GCU”) have launched a number of new business enterprises that have reduced costs, provided management opportunities for recent graduates and employment opportunities for students and neighborhood residents, while spurring economic growth in the area.

●
Encouraging Employee Giving. We participate in Donate to Elevate, a program that encourages employees to contribute money in lieu of state income tax payments to benefit private schools in Arizona and the partnership with Habitat for Humanity, as well as local public schools and public charter schools.

●
COVID-19 Response. GCE employees and the students of our university partners volunteered at COVID Point of Distribution sites (“POD”), including the GCU POD, which was being jointly operated by GCU and GCE at no cost to the state of Arizona, and other PODs including those run by our hospital partners. During 2020 and 2021, GCE has taken numerous steps to protect our employees and mitigate the spread of the virus, including implementation of remote work arrangements, restrictions on employee travel, and guidance to those employees experiencing symptoms.

●
Sponsoring K-12 Educational Development. GCE supports GCU’s K-12 Educational Development Department through sponsorship of GCU Canyon Professional Development and K-12 Targeted School Assistance programs. Canyon Professional Development offers professional development opportunities for educators and administrators, and their student/parent engagement programs aim to help students become college ready.

●
Funding of Student Tuition Organizations. The Company contributes to private school tuition organizations and in 2021 its annual contribution was $5.0 million. Financial contributions are allocated toward tuition assistance and awarding low income Arizona students with scholarships to attend Arizona private schools.

●
Students Inspiring Students. GCE continues to support GCU’s free tutoring/mentoring program that serves Phoenix-area K-12 schools. Students who seek academic assistance in the GCU Learning Lounge may become eligible to receive the Students Inspiring Students full-tuition scholarship. To serve our clients and community, GCE seeks donations to fund this neighborhood scholarship program.

Our Diverse Workforce

The Company believes that it must have the best talent, including employees who possess a diverse range of experiences, backgrounds and skills, in order to anticipate and meet the needs of our business and those of our university partners. Over time, we have hired, developed and retained a diverse management and workforce that reflects our surrounding community and that is a key component in GCE’s success and an important part of the Company’s culture.

We provide employees with training, development, and educational resources that promote learning and lead to real career advancement opportunities. We believe that our success in attracting, retaining, and developing human capital is directly correlated to our ability to provide employees both an interesting and engaging work experience as well as opportunities for meaningful involvement in the surrounding community.

A growing body of evidence suggests that diverse teams improve financial outcomes and support innovation, resiliency, and productivity. GCE’s commitment to fostering diversity among its workforce in its community is evident in the following:

●	Our ability to attract, develop and retain diverse talent is reflected at both the Board and management levels. Three of our six directors are women, and two of our directors identify with an underrepresented diverse ethnicity. In addition, as of December 31, 2021, 67.6% of the positions at the Company at the level of manager and above, totaling 556 persons, are held by women and other diverse persons, and 78.3% of our 4,955 total employees were women and other diverse persons.

●	GCE maintains hiring policies and practices that support diversity such as an Equal Employment Opportunity Policy, Nondiscrimination and Anti-Harassment Policy and Complaint Procedure, and a Disability Accommodation Policy. We post all open positions to a variety of diversity-related job boards to ensure we attract a wide pool of candidates. We also collect and analyze employee demographic data to identify current trends and areas of opportunity in regard to our diversity efforts.

●	GCE provides employees and management with regular diversity training. New hires all complete anti-discrimination and harassment training within three months of starting at GCE. Thereafter, all employees complete the training every other year, while management undertakes it annually. We have also provided Implicit Bias Training to all employees.

●	GCE provides learning and development support to our employees through numerous Employee Learning and Development (“ELD”) initiatives. Onboarding Programs provide new employees a foundation from which one can progress in his or her career at GCE. Leadership Development, Team Development, Advanced Skills, and Self-Development Programs help employees improve their skills, assist management in identifying potential talent for leadership roles, and support those employees already in leadership roles. Finally, our Compliance Curriculum ensures that employees stay current with regulatory and other compliance requirements. These programs and curricula are offered virtually on both a synchronous and self-paced basis.

●	GCE promotes the concept of lifelong learning and supports this concept by offering its employees a generous Tuition Benefit program through its most significant university partner, GCU. After three months of continuous service, fulltime employees admitted to GCU receive a 100% tuition reduction on undergraduate and graduate programs. Additionally, the tuition benefit is available for an eligible employee’s spouse or up to two children with no more than two participants receiving the benefits at any one time. An eligible employee’s spouse or child admitted to GCU receives a 100% tuition reduction on undergraduate programs and a 50% tuition reduction on graduate programs.

ENVIRONMENTAL AWARENESS

Online education is inherently more environmentally friendly than traditional campus education due to a reduction in greenhouse gas production caused by avoiding traveling to and from a brick-and-mortar campus. It also increases student capacity while eliminating the need for construction of a physical campus. A majority of our university partners’ students are enrolled in hybrid or online education models. In addition, a significant number of our university partners’ students utilize an ebook format versus paper textbooks which significantly decreases paper and other material costs.

The Company owns, and operates its business from, a four-story 325,000 square foot administrative building, which includes office space for approximately 2,700 employees and a parking garage. We constructed these facilities in 2016 and, as with every one of our projects over the past ten years, we designed them to maximize energy efficiency and minimize electricity usage and environmental impact. Our headquarters building includes the following design features:

◻

North/South Building Orientation. The Company’s office building is orientated with north/south exposure in order to minimize direct sun and thereby reduce power usage. Exterior courtyards were arranged to ensure summer shade thus creating outdoor areas that can be used by our employees throughout the year.

◻

Reducing Water Consumption. Water usage is another environmental factor for office space that is magnified by the Arizona sun. The Company’s office building utilizes numerous water conservation methods including push-tap faucets, waterless urinals, and a rooftop rain water collection system for irrigating the landscaping below, which significantly reduces our water consumption.

◻

Use of Window Glazing. Our building utilizes significant window glazing to allow for daylighting thus reducing the need for supplemental electrical lighting. As a result, the building is designed to use just .41 watts per square foot of electrical energy for lighting, which is half of what a typical environmentally efficient building uses.

◻

Other Design Features. Additional environment-friendly design features include low VOC paints, use of recycled building materials, interior and exterior LED light bulbs, motion sensor lighting and implementation of an energy-efficient VRF mechanical system.

In addition to its efficient facilities, the Company has undertaken other measures to minimize its environmental impact, including, among others:

●	implementing a Trip Reduction Program, which provides incentives to employees who participate in carpooling or take public transportation to work;
●	providing a telecommute option for a significant number of positions; and
●	participating in a recycling program aimed at minimizing the volume of waste products generated by the Company.

Due to our significant investment in technology and infrastructure, since March 2020, when the World Health Organization declared COVID-19 a global pandemic, approximately 90% of our diverse workforce has continued to work remotely and is expected to continue doing so for the foreseeable future. This has not only allowed our employees to remain physically safe, but has also resulted in savings in the areas of waste, janitorial costs, and travel costed related to business travel and commuting.

Climate Disclosures

We do not operate in a high-risk industry for climate risks. We believe that we have low climate risk with respect to our physical environment (e.g. fires, drought, hailstorms, increasing weather pattern changes). Approximately 90% of our workforce is continuing to work remotely for the foreseeable future. We have insurance policies in place to cover any damage for our property, plant and equipment.

We are evaluating emissions reduction requirements with key suppliers for costs such as information security systems, communication and marketing costs, travel costs, and continued expansion of our off-campus classroom and laboratory sites. We currently do not have any regulatory emissions reporting obligations.

We do not have significant risk from a transition to a low-carbon economy, which could result in changing customer behavior. Our customers are university partners located in the United States.

Questions and Answers

Please see the General Information section for important information about the proxy materials, voting, the annual meeting, Company documents, communications and the deadlines to submit stockholder proposals and director nominees for the 2022 Annual Meeting of Stockholders. Additional questions may be directed to our General Counsel, Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, Arizona 85017.

Learn More About Our Company

You can learn more about the Company, view our governance materials and much more by visiting our website, www.gce.com.

Grand Canyon Education, Inc.

2600 West Camelback Road

Phoenix, Arizona 85017

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is being solicited by our Board of Directors for use in connection with the Annual Meeting to be held on Thursday, June 9, 2022, at the offices of Grand Canyon Education, Inc. located at 2600 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:30 a.m., Arizona time, and at any adjournment or postponement thereof.

Notice of Internet Availability

In accordance with the electronic delivery rules adopted by the Securities and Exchange Commission (“SEC”), the Company is permitted to furnish proxy materials to its stockholders on the Internet, in lieu of mailing a printed copy of proxy materials to each stockholder of record. You will not receive a printed copy of proxy materials unless you request a printed copy. The Notice, which was first mailed to our stockholders on or about April 27, 2022, instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials. The Notice also instructs you as to how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials and annual report, you must follow the instructions for requesting such materials included in the Notice. Alternatively, you may download or print these materials, or any portion thereof, from any computer with Internet access and a printer. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials. To access the Company’s proxy statement and annual report electronically, please visit www.edocumentview.com/LOPE or the Company’s Investor Relations website at www.gce.com.

Record Date and Quorum

Only stockholders of record at the close of business on April 14, 2022, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on the record date, we had approximately 32,820,123 shares of our common stock outstanding and entitled to vote, with each such outstanding share entitled to one vote per share on each matter to be voted upon by stockholders. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Submission of Proxies; Revocation

All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation, submitting a properly executed proxy bearing a later date, voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for stockholders of record, or by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Deadlines for Stockholder Proposals

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal to be included in our proxy statement must be received at our principal executive offices, addressed to our Secretary, not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2023 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Secretary, not later than the close of business on December 28, 2022. Subject to certain exceptions, stockholder business that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as we receive notice of the proposal as specified by, and subject to the conditions set forth in, our bylaws, addressed to our Secretary at our principal executive offices, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. For our 2023 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received not earlier than the close of business on February 9, 2023, nor later than the close of business on March 11, 2023.

A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the names and addresses of the beneficial owners, if any, on whose behalf the business is being brought, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (iv) any material interest of the stockholder and any such other beneficial owner in such business, and (v) the following information regarding the ownership interests of the stockholder or any such other beneficial owner, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and any such other beneficial owner; (B) any “derivative instrument” (which is defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company); (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company (meaning a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Vote Required

If you hold your shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on routine matters, which include only the proposal to ratify the appointment of our independent registered public accounting firm (Proposal No. 3). However, your record holder cannot vote your shares without your specific instructions on the election of directors (Proposal No. 1), or on matters related to executive compensation, including the advisory vote described below on the compensation of our named executive officers (Proposal No. 2). If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on any of the proposals offered at the Annual Meeting other than ratification of our auditors and so will have no effect on the vote. We encourage you to provide instructions to your bank, broker or other holder of record regarding the voting of your shares. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

The vote required to approve each of the proposals presented in this Proxy Statement is set forth below:

●	Election of Directors (Proposal No. 1). The affirmative vote of a majority of the votes cast with respect to a nominee is required for the election to the Board of Directors of each of the nominees for director. For this purpose, “a majority of the votes cast” means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” that nominee. Stockholders do not have the right to cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the election because abstentions and broker non-votes are not considered to be votes cast.
●	Approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2). Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal. Although this vote is advisory and is not binding on our Board of Directors or Compensation Committee, the Board of Directors and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.
●	Ratification of the appointment of the Independent Registered Public Accounting Firm (Proposal No. 3). Approval of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Brokers have discretion to vote on the ratification of our independent auditors and, as such, no votes on this proposal will be considered broker non-votes. Abstentions will have the effect of a vote against this proposal.

Adjournment or Postponement of Meeting

The Annual Meeting may be adjourned or postponed to any other time and to any other place at which a meeting of stockholders may be held by the chairman of the Annual Meeting or, in the absence of such person, by any officer entitled to preside at or to act as Secretary of the Annual Meeting, or by the holders of a majority of the shares of stock present or represented by proxy at the meeting and entitled to vote, although less than a quorum.

Expenses of Soliciting Proxies

We will bear the cost of soliciting proxies. In addition to solicitation by the use of mail or via the Internet, certain directors, officers and regular employees may solicit proxies by telephone or personal interview. None of such persons will receive any additional compensation for their services.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of the Company are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law, as implemented by the Company’s certificate of incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its stockholders and other constituencies. The Board of Directors strives to ensure the success and continuity of business of the Company through the selection of qualified management. It is also responsible for ensuring that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles.

Changes to the Board of Directors During 2021

Effective June 22, 2021, Mr. David M. Adame was appointed to its Board of Directors for a term expiring at the 2022 annual meeting of stockholders and to the Audit, Compensation and Nominating and Corporate Governance Committees of the Board.

Board of Directors Meetings and Attendance

During our 2021 fiscal year, our Board of Directors held six meetings. All of our directors attended 100% of the meetings held during the time for which each such director served. We do not have a formal policy regarding attendance of our directors at annual meetings of our stockholders, but we do encourage each of our directors to attend. All of our current directors attended our 2021 annual meeting in person or telephonically.

Director Independence

Our Board of Directors periodically reviews the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Our Board of Directors has affirmatively determined that each director other than Brian E. Mueller, who serves as our Chief Executive Officer, is “independent,” as defined by the rules of the Nasdaq Stock Market. Under the Nasdaq Stock Market rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board of Directors affirmatively determines that the director does not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

Board Leadership Structure

The Company’s governance framework provides the Board with flexibility to select the appropriate Board leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Having the flexibility to select the appropriate structure based on the specific needs of the business is critical, and it is part of the judgment the Board believes it should exercise. The Board understands that Board leadership structure is an important topic for many stockholders, and the Board takes stockholder feedback into account when making determinations around Board leadership structure.

Our Board leadership structure comprises a “combined” Chairman of the Board and Chief Executive Officer, a lead independent director, Board committees led entirely by independent directors and active engagement by all directors. In selecting Mr. Mueller to serve as Chairman, the Board determined that having Mr. Mueller serve in the combined role provides certain synergies and efficiencies that can serve to enhance the functioning of the Board and serve the business and stockholders well over time. The Company operates in a complex business and regulatory environment, which requires a chief executive officer with deep knowledge of the business and the industry within which we operate. Because the Chief Executive Officer is the Board member closest to our complex business, he is best able to identify many of the business issues that need to be on the Board agenda, and, as Chairman of the Board, he can focus directors’ attention on the most critical business matters. Further, the Board believes that, at this time, a combined Chairman of the Board and Chief Executive Officer will facilitate timely and unfiltered communication with the Board on critical business and regulatory issues. The Board also believes that there are benefits in having the same person represent both the Company and the Board with regulators, stockholders and other stakeholders.

In accordance with our Corporate Governance Principles and Practices, in the event the positions of Chairman and Chief Executive Officer are held by the same person, or if the position of Chairman is also held by a non-independent person, a lead independent director is appointed annually by the affirmative vote of a majority of those directors who have been determined to be “independent” under applicable Nasdaq guidelines. The lead independent director, a position currently held by Ms. Sara Dial, has the following duties:

●	Setting the agenda and serving as chairman for the executive sessions of the independent directors.
●	Serving as liaison between the Chairman and the independent directors, including, communicating to the Chairman, as appropriate, the results of executive sessions of the independent directors.
●	Ensuring that independent directors have adequate opportunities to meet without management present, including authority to call meetings of the independent directors.
●	Serving as designated contact for communication to independent directors as required by the Securities and Exchange Commission and the Nasdaq Stock Market’s listing standards, including being available for consultation and direct communication with major stockholders.
●	Approving the agenda and information sent in connection with Board meetings and ensuring that the other independent directors also have an opportunity to provide input on the agenda.
●	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.
●	Chairing Board meetings if the Chairman is unable to attend.

Importantly, all of our directors play an active role in overseeing the Company’s business both at the Board and committee levels. As part of each regularly scheduled Board meeting, the independent directors meet in executive session without the Chief Executive Officer present. These sessions allow our independent directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present.

Committees of Our Board of Directors During 2021

Our Board of Directors directs the management of our business affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  During 2021, each director attended 100% of the meetings of the Board committees on which he or she served that were held during the time for which each such director served.  In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. The composition of the Board committees complies with the applicable rules of the Nasdaq Stock Market and applicable law. Our Board of Directors has adopted written charters for each of the standing committees, which are available in the Corporate Governance section of the Investor Relations page on our website at www.gce.com.

Audit Committee (Number of meetings held during 2021: Six). During 2021, our Audit Committee consisted of Mr. Henry (chair), Mr. Adame (since June 22, 2021), Ms. Dial, Ms. Keegan and Ms. Humphrey, each of whom our Board of Directors determined to be “independent,” as defined under and required by the rules of the Nasdaq Stock Market and the federal securities laws. In addition, our Board has determined that each of Mr. Henry, Mr. Adame and Ms. Humphrey qualify as an “audit committee financial expert,” as defined under applicable federal securities laws. Our Audit Committee is directly responsible for, among other things, the appointment, compensation and related audit fee negotiations, retention, and oversight, including selection of the lead engagement partner, and tenure of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving and negotiating any additional professional services provided by the firm and reviewing the independence of the firm. In addition, the Audit Committee is responsible for discussing the effectiveness of the internal controls over financial reporting, review of significant accounting policies, and discussion of significant judgements or accounting estimates during the audit with the firm and relevant financial management.

The Audit Committee is also tasked with oversight of the cybersecurity controls in place at the Company. The Company employs a dedicated Chief Information Security Officer, with an experienced and competent security team, and works closely with the Chief Risk Officer to provide risk reporting and ensure security and compliance. The Company regularly engages third party experts to perform cybersecurity assessments. These assessments are normally performed on an annual basis. Reports are sent to the Audit Committee monthly, and Security, Risk and Compliance updates are provided quarterly. The Company has implemented policies and procedures for all employees including; information security/cybersecurity policies, which are internally available for all employees; information security/cybersecurity awareness training; a clear escalation process which employees can follow in the event an employee notices something suspicious; and information security/cybersecurity is part of the employee performance evaluation and/or disciplinary actions. The Company maintains a cyber insurance policy. The Company has not had a security breach and has not incurred any expenses for a security breach in the past three years.

Compensation Committee (Number of meetings held during 2021: Five). During 2021, our Compensation Committee consisted of Ms. Humphrey (chair), Mr. Henry, Mr. Adame (since June 22, 2021), Ms. Dial, and Ms. Keegan, each of whom the Board of Directors determined to be “independent,” as defined under and required by the rules of the Nasdaq Stock Market. The Compensation Committee is responsible for, among other things, supervising and reviewing our affairs as they relate to the compensation and benefits of our executive officers and directors, as well as overseeing succession planning for executive officers. In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.

The Compensation Committee’s charter allows it to delegate any matters within its authority to individuals or subcommittees as it deems appropriate. In addition, the Compensation Committee has the authority under its charter to retain outside advisors to assist it in the performance of its duties. The Compensation Committee periodically engages an independent compensation consultant and advisor to:

●	Provide recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;
●	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

●	Advise the Compensation Committee as to best practices.

Nominating and Corporate Governance Committee (Number of meetings held during 2021: Five). During 2021, our Nominating and Corporate Governance Committee consisted of Ms. Keegan (chair), Ms. Dial, Ms. Humphrey, Mr. Henry, and Mr. Adame (since June 22, 2021), each of whom our Board of Directors determined to be “independent,” as defined under and required by the rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles, codes of conduct and compliance mechanisms; and providing oversight in the annual evaluation of the Board of Directors and each committee, and the Company’s environmental and social sustainability initiatives.

Information About the Board of Directors

The following matrix provides information regarding the members of our Board of Directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board of Directors believes are relevant to our business or industry. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board of Directors.

	Brian E. Mueller	Sara R. Dial	Jack A. Henry	Lisa Graham Keegan	Chevy Humphrey	David M. Adame
Knowledge, Skills and Experience
Public Company Board Experience	⚫	⚫	⚫
Financial	⚫		⚫		⚫	⚫
Risk Management			⚫		⚫	⚫
Accounting			⚫		⚫	⚫
Corporate Governance/Ethics	⚫	⚫	⚫		⚫	⚫
Legal/Regulatory	⚫		⚫	⚫		⚫
HR/Compensation	⚫	⚫		⚫	⚫	⚫
Executive Experience	⚫	⚫	⚫	⚫	⚫	⚫
Operations	⚫			⚫	⚫	⚫
Strategic Planning/Oversight	⚫	⚫		⚫	⚫	⚫
Technology					⚫
Mergers and Acquisitions		⚫	⚫		⚫	⚫
Cybersecurity					⚫
Academia/Education	⚫	⚫		⚫	⚫
Demographics – Race/Ethnicity
African American					⚫
Asian/Pacific Islander
White/Caucasian	⚫	⚫	⚫	⚫
Hispanic/Latino						⚫
Native American
Gender
Male	⚫		⚫			⚫
Female		⚫		⚫	⚫
Board Tenure
Years	13	9	13	3	3	1

Code of Conduct

We have adopted a business code of conduct, which applies to all of our employees, directors, and consultants. The code of conduct includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, and other employees including our principal accounting officer, performing similar functions. A copy of our code of conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.gce.com. We intend to post on our website any amendment to, or waiver from, a provision of our code of conduct that applies to any director or officer, including our Chief Executive Officer, Chief Financial Officer, and other persons including our principal accounting officer performing similar functions, promptly following the date of such amendment or waiver.

Risk Oversight

Our Board of Directors is responsible for oversight of our risk assessment and management processes. The Board of Directors has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and has delegated to the Audit Committee tasks related to risk process oversight. In exercising its oversight duties, the Board of Directors receives reports from each committee regarding the committee’s considerations and actions. The Audit Committee’s process includes working with the Company’s Chief Risk Officer and other members of the Company’s enterprise risk management team, meeting periodically with the Chief Risk Officer and other members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations, cyber security and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee may also, from time to time, receive updates between meetings from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters.

Director Nomination Process

When selecting nominees for appointment or election to our Board of Directors, our Nominating and Corporate Governance Committee makes such selections pursuant to the following process:

●	Identification of director candidates by our Nominating and Corporate Governance Committee based upon suggestions from current directors and senior management, recommendations by stockholders and/or use of a director search firm;
●	Review of the candidates’ qualifications by our Nominating and Corporate Governance Committee to determine which candidates best meet our Board of Directors’ required and desired criteria;
●	Interviews of interested candidates who best meet these criteria by the chair of the Nominating and Corporate Governance Committee, the chair of our Board of Directors, and/or certain other directors and management;
●	The recommendation by our Nominating and Corporate Governance Committee for inclusion in the slate of directors for the annual meeting of stockholders or for appointment by our Board of Directors to fill a vacancy during the interval between stockholder meetings; and
●	Formal nomination by our Board of Directors.

Although our Nominating and Corporate Governance Committee will review each candidate’s qualifications to determine whether such candidate is appropriate for our Board of Directors, candidates need not possess any minimum qualifications or specific qualities or skills. In accordance with its charter, the Nominating and Corporate Governance Committee’s review and assessment of incumbent directors and proposed nominees includes the consideration of a candidate’s skills, business experiences, and background, which may include with respect to any particular incumbent or proposed nominee consideration of one or more of the following criteria:

●	The extent of the director’s/proposed nominee’s educational, business, non-profit or professional acumen and experience;

●	Whether the director/proposed nominee assists in achieving a mix of members on our Board of Directors that represents a diversity of background, perspective and experience;
●	Whether the director/proposed nominee meets the independence requirements of the listing standards of the Nasdaq Stock Market;
●	Whether the director/proposed nominee has the business experience relevant to an understanding of our business;
●	Whether the director/proposed nominee would be considered a “financial expert” or “financially literate” as defined in applicable listing standards or applicable law;
●	Whether the director/proposed nominee, by virtue of particular technical expertise, experience or specialized skill relevant to our current or future business, will add specific value as a Board member; and
●	Whether the director/proposed nominee possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

With respect to existing members of the Board of Directors, our Nominating and Corporate Governance Committee will reassess the qualifications of a director, including the director’s performance on our Board of Directors to date, the director’s current employment, the director’s service on other boards of directors and the director’s independence, prior to recommending a director for reelection to another term. All director-nominees were recommended for election at the Annual Meeting by our Nominating and Corporate Governance Committee, and such recommendations were formally approved by our Board of Directors.

Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Nominating and Corporate Governance Committee, c/o General Counsel, Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, Arizona 85017. Submissions must be received at the Company’s principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or later than such anniversary date, notice by the stockholders to be timely must be received at the Company’s principal executive offices not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. For our 2023 Annual Meeting of Stockholders, stockholder nominations must be received not earlier than the close of business on February 9, 2023, and not later than the close of business on March 11, 2023.

Each submission must set forth: (i) the name and address of the stockholder who intends to make the nomination, or the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the following information regarding the ownership interests of the stockholder and such other beneficial owners, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder or any such beneficial owner; (B) any derivative instrument directly or indirectly owned beneficially by such stockholder or any such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company; (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-

related fees (other than an asset-based fee) to which such stockholder or any such beneficial owner is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household, (iv) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee was a director or executive officer of such registrant, (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (vii) the consent of each nominee to serve as a director of the Company if so elected.

We did not receive any director nominations from stockholders for the Annual Meeting.

Annual Elections of Directors

Our directors are elected each year at the annual meeting of stockholders to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Because term limits may cause the loss of experience and expertise important to the optimal operation of the Board, we currently do not impose limits on the number of terms a director may serve. The Nominating and Corporate Governance Committee, however, does evaluate the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Policy on Majority Voting

Pursuant to our bylaws, at any meeting of stockholders for the election of one or more directors at which a quorum is present, each director must be elected by the vote of a majority of the votes cast with respect to the director, provided that if the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote at the election. For purposes of the foregoing, a majority of the votes cast means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Under our Corporate Governance Principles and Practices, the Board may nominate for election or re-election as director only candidates who agree to execute, in connection with their nomination, irrevocable resignations that will be effective upon (1) the failure to receive a majority vote in an uncontested election at an annual meeting and (2) the Board’s acceptance of such resignation within ninety (90) days following certification of the stockholder vote. If a director then serving on the Board of Directors does not receive the required majority vote, the director must tender his or her resignation to the Board. Within ninety (90) days after the date of the certification of the election results, the Nominating and Corporate Governance Committee or other committee that may be designated by the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken, taking into account such factors as it deems relevant. Such factors may include the stated reasons why stockholders voted against such director’s reelection, the qualifications of the director and whether accepting the resignation would cause us to fail to meet any applicable listing standards or would violate state law. Within such ninety (90) day period, the Board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it.

In addition, pursuant to our Corporate Governance Principles and Practices, a Board member, including the Chief Executive Officer, who ceases to be actively employed in his or her principal business or profession, or experiences other changed circumstances that could pose a conflict of interest, diminish his or her effectiveness as a

Board member, or otherwise be detrimental to the Company, is expected to offer his or her resignation to the Board. The Board in its discretion will determine whether such member should continue to serve as a director for an unexpired term or any future terms.

Compensation Committee Interlocks and Insider Participation

During 2021, Mr. Henry, Mr. Adame (since June 22, 2021), Ms. Dial, Ms. Keegan, and Ms. Humphrey served as the members of our Compensation Committee. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with any of our directors, including our lead independent director, the chair of any of the committees of the Board of Directors, or the non-management directors as a group by writing to them c/o Secretary, Grand Canyon Education, Inc., 2600 West Camelback Road, Phoenix, Arizona 85017. Please specify to whom your correspondence should be directed. The Secretary will promptly forward all correspondence to the Board of Directors or any specific director, as indicated in the correspondence, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

Stock Ownership Policy

The Board of Directors believes that each outside director and executive officer should develop a meaningful ownership position in the Company. Effective January 26, 2017, the Board of Directors adopted a stock ownership policy which included a stock ownership policy for our executive officers and an updated stock ownership policy for our outside directors. This policy, which is set forth in our Corporate Governance Principles and Practices and available on the Corporate Governance section of the Investor Relations page on our website at www.gce.com, establishes the following ownership levels for each category of person covered by the policy:

Covered Person	Required Salary Multiple

Chairman and Chief Executive Officer	5x base salary

All other Named Executive Officers	3x base salary

Outside Directors	3x annual cash retainer (exclusive of any cash retainer payable for service as lead director, chairperson of the Board or any committee thereof)

Under the policy, the following may be used in determining share ownership for purposes of the ownership requirement:

●	Shares owned directly (including shares acquired through open market purchases or acquired and held upon, or subject to, vesting of restricted stock, restricted stock units or performance-based awards, and shares received and held upon exercise of stock option awards);
●	Shares owned jointly with or separately by the director’s spouse;
●	Shares held in trust for the benefit of the Covered Person, or one or more family members of the Covered Person;
●	Shares held in qualified or nonqualified savings, profit-sharing, or deferred compensation accounts;

●	Shares underlying vested but unexercised stock options (based on the excess of the market price of the stock over the exercise price and after deducting any tax withholding obligations); and
●	Shares underlying vested but unexercised warrants.

Each person covered by the policy is expected to achieve the target ownership threshold within five years of the later of (i) January 26, 2017 and (ii) the date such person first becomes subject to the policy. The Compensation Committee will receive periodic reports of the ownership achieved by each covered person. Until such time as the covered person satisfies the share ownership requirement, the achievement level of share ownership will be determined by reference to the average closing stock price of the shares during the fiscal year ended immediately prior to the determination date. Once the share ownership requirement has been satisfied, future declines in share price will not impact the covered person’s compliance with this guideline, as long as the covered person holds the number of shares he or she had at the time he or she achieved the required ownership level. As of December 31, 2021, all persons covered by the policy were in compliance with the stock ownership requirements.

Anti-Hedging and Anti-Pledging Policy

In connection with its initial public offering in 2008, the Company adopted an insider trading policy that includes restrictions and limitations on the ability of the Company’s directors, officers and other employees to engage in transactions involving the hedging and pledging of Company stock. Under the policy, hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, and thus to continue to own Company stock without the full risks and rewards of ownership, are prohibited. In addition, the policy addresses the practices of holding Company stock in a margin account, under which the securities may be sold by the broker without the customer’s consent if the customer fails to meet a margin call, and of pledging Company stock as collateral for a loan, in which event the securities may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees of the Company are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from the Company’s compliance officer in accordance with the pre-approval procedures set forth in the policy.

Compensation of Directors

We have a compensation program in place for our non-employee directors that utilizes annual retainers and restricted stock grants. New non-employee directors, upon appointment or election to the Board of Directors, receive an award of restricted stock under our equity incentive plan valued at $20,000 on the date of grant, which vests on the one year anniversary of the date of grant, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, our non-employee directors also receive an annual retainer of $50,000 in cash and an award of restricted stock under our equity incentive plan valued at $75,000 on the date of grant. The cash portion of the annual retainer is paid quarterly while the restricted stock grants to our non-employee directors are made after our annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholders, subject to acceleration in the event of a change in control. In addition, our lead independent director receives an additional annual cash retainer of $33,333, each non-employee director receives an additional annual cash retainer for service on a Board committee of $5,000, and each committee chair receives an additional annual cash retainer of $10,000, except for the chair of the Audit Committee, whose additional annual cash retainer for service as chair is $15,000. We reimburse all of our directors for reasonable expenses incurred to attend our Board of Directors and committee meetings.

2021 Director Compensation

The following table provides information regarding the compensation paid to the persons who served as non-employee directors in 2021:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sara R. Dial	$98,333	$75,000	$173,333
Jack A. Henry	80,000	75,000	155,000
Lisa Graham Keegan	75,000	75,000	150,000
Chevy Humphrey	75,000	75,000	150,000
David M. Adame	32,500	95,000	127,500

(1)	The following table provides a breakdown of the cash compensation paid to our non-employee directors in 2021 in respect of their annual retainers for service on the Board of Directors, for service on Board committees, and for services as a Board committee chair or as lead independent director:

Name	Board of Directors Annual Retainer	Board Committee Annual Retainers	Committee Chair Annual Retainer	Total
Sara R. Dial(1)	$50,000	$15,000	$33,333	$98,333
Jack A. Henry	50,000	15,000	15,000	80,000
Lisa Graham Keegan	50,000	15,000	10,000	75,000
Chevy Humphrey	50,000	15,000	10,000	75,000
David M. Adame(2)	25,000	7,500		32,500
(1)	The amount for Ms. Dial includes the additional annual retainer of $33,333 that she received in her capacity as lead independent director.
(2)	The amount for Mr. Adame reflects a prorated amount for director and committee service since his appointment to the Board of Directors on June 22, 2021.

(2)	Represents the aggregate grant date fair value of the shares of restricted stock granted during the fiscal year as computed in accordance with ASC 718. For each director, except Mr. Adame, the number of shares granted was determined by dividing the grant date value of the award, $75,000, by $89.34, the closing price of the company’s common stock on June 16, 2021, the date of grant, rounded up to the nearest whole share. Each director, except Mr. Adame, held 840 unvested shares at December 31, 2021. For Mr. Adame, the number of shares granted was determined by dividing the grant date value of the award, $75,000, by $88.40, the closing price of the company’s common stock on June 22, 2021, the date of grant, rounded up to the nearest whole share. All unvested shares will vest on the earlier of the one-year anniversary of the date of grant or immediately prior to the Annual Meeting. Mr. Adame also received an initial equity grant upon appointment to the board with a value of $20,000, on June 22, 2021. These shares will vest on the one year anniversary of the date of grant. Mr. Adame held 1,075 unvested shares at December 31, 2021.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

◻ What am I voting on?	Stockholders are being asked to elect six directors to serve for a one-year term.

◻ Voting recommendation:

Our Board of Directors unanimous recommends that you vote “FOR” the election of each director nominee. The Board and the Nominating and Corporate Governance Committee believe that the six director nominees each possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our stockholders.

◻ Vote required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the election of each director. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Abstentions and broker non-votes will have no effect on the results of the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of each of the director nominees identified below.

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of the Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Currently, our Board of Directors consists of six members. Each of our six nominees for the position of director will be elected at the Annual Meeting to hold office until the next annual meeting of stockholders or the director’s earlier resignation or removal. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors has nominated the six persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the six nominees named below to constitute the entire Board of Directors.

Directors and Director Nominees

All of the nominees named below are currently serving on the Board of Directors. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership
Brian E. Mueller	68	Chairman and Chief Executive Officer	None
Sara R. Dial	58	Director (Lead Independent Director)	Nominating and Corporate Governance; Compensation; and Audit
Jack A. Henry	78	Director	Audit (chair); Nominating and Corporate Governance; and Compensation
Lisa Graham Keegan	62	Director	Nominating and Corporate Governance (chair); Compensation; and Audit
Chevy Humphrey	57	Director	Compensation (chair); Nominating and Corporate Governance; and Audit
David M. Adame	59	Director	Nominating and Corporate Governance; Compensation; and Audit

Brian E. Mueller has been serving as our Chief Executive Officer since July 1, 2008, as a director since March 2009, and as the Chairman of our Board since January 2017. Since July 1, 2018, Mr. Mueller has also served as the President of Grand Canyon University, an independent non-profit Arizona corporation that is our most significant university partner. From 2012 to 2018, Mr. Mueller served as the President of Grand Canyon University when it was owned and operated by the Company. See Policies and Procedures for Related Party Transactions. From 1987 to 2008, Mr. Mueller was employed by Apollo Education Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between January 2006 and June 2008 as its President and a Director. Mr. Mueller previously served as the Chief Operating Officer of Apollo Education Group, Inc. from December 2005 to January 2006, as Chief Executive Officer of the University of Phoenix Online, a unit of the University of Phoenix, from March 2002 to November 2005, and as Chief Operating Officer and Senior Vice President of the University of Phoenix Online from May 1997 to March 2002. From 1987 to May 1997, Mr. Mueller held several positions in operations management for Apollo Education Group, Inc. From 1983 to 1987, Mr. Mueller was a professor at Concordia University. Mr. Mueller received a Bachelor of Arts degree in Education and a Master of Arts in Education degree from Concordia University. We believe that Mr. Mueller’s past experience working for both universities focused on traditional students and working adults, as well as his day to day leadership and intimate knowledge of our business and operations, provide the Board of Directors with both industry-wide and Company-specific experience and expertise.

Sara R. Dial has been serving as a member of our Board of Directors since March 2013, and as the lead independent director since January 2017. Ms. Dial has served as President and Chief Executive Officer of Sara Dial & Associates, an executive coaching and economic development consulting firm specializing in site selection and government relations since 1996. She has led high profile economic development initiatives in Arizona including the restructuring of Arizona’s statewide economic development organization under Governor Brewer, resulting in the creation of the agency now known as the Arizona Commerce Authority. From 1993 to 1996, Ms. Dial served as the director of the Arizona Department of Commerce, having previously served as the finance director from 1991 to 1993. Prior to her work in the public sector, Ms. Dial worked in the investment banking industry at Rauscher Pierces Refsnes, (now known as RBC Capital), Boettcher and Company and Kemper Securities Group, focusing on municipal finance. In 2019, she became a National Association of Corporate Directors Board Leadership Fellow on behalf of her commitment to exemplary corporate governance. Currently, Ms. Dial is a director for WillScot Mobile Mini Holdings Corp., a publicly traded provider of portable storage and mobile office solutions. Ms. Dial was previously a member of the board of trustees at Seattle Pacific University. Ms. Dial is a graduate of Stanford University with a Bachelor of Arts degree in international relations. Ms. Dial is NACD (National Association of Corporate Directors) Directorship Certified. The NACD Directorship Certification program equips directors with the foundation of knowledge sought by boards to effectively contribute in the boardroom. NACD Directorship Certified directors pass a foundational exam developed by experienced directors and, via continuing recertification requirements, commit to continuing education on governance and emerging issues impacting the businesses they service in order to elevate the profession of directorship. We believe Ms. Dial’s extensive experience with government, higher education and economic development provides a tremendous resource to our Board of Directors and management team, particularly in the areas of government relations, finance and corporate governance.

Jack A. Henry has been serving as a member of our Board of Directors since November 2008. Since 2000, Mr. Henry has served as the Managing Director of Sierra Blanca Ventures, LLC, a private investment and advisory firm. From 1966 to 2000, Mr. Henry worked as a certified public accountant for Arthur Andersen, a national accounting firm, retiring in 2000 as the Managing Partner of the Phoenix, Arizona office. Mr. Henry currently serves on the board of directors and as chair of the audit committee of TPI Composites, Inc., a manufacturer of composite wind blades, and on the board of directors and audit committee of a private company. He is past President and founder of the Arizona Chapter of the National Association of Corporate Directors having served in that capacity for 15 years. Mr. Henry received a Bachelor of Business Administration degree and a Master of Business Administration degree from the University of Michigan. We believe that Mr. Henry’s extensive experience with public and financial accounting matters for corporate organizations, as well as experience as a consultant to and director of other public companies, provide significant insight and expertise to our Board of Directors.

Lisa Graham Keegan has been serving as a member of our Board of Directors since August 2019. Since 2001, Ms. Keegan has served as the Principal Partner at The Keegan Company, an education policy consulting firm, where she leads numerous projects, writes, and speaks on critical issues in American education. From 1991 to 2001, Ms. Keegan served as an Arizona elected official, first in the Arizona House of Representatives from 1991 to 1995, where she chaired the House Education Committee and oversaw the K-12, community college and university education budgets on the Appropriations Committee, and later as the Arizona Superintendent of Public Instruction from 1995 to 2001, where she oversaw Arizona’s public school system and directed the state’s Department of Education. In 2000 and 2008, respectively, Ms. Keegan served as education advisor to the John McCain campaigns for President. Ms. Keegan received a Bachelor of Arts degree from Stanford University and a Masters’ Degree from Arizona State University. We believe Ms. Keegan’s extensive experience with education and public office experience provides a tremendous resource to our Board of Directors and management team, particularly in the areas of operations and finance.

Chevy Humphrey has been serving as a member of our Board of Directors since August 2019. Ms. Humphrey is the first Black American to head a science center in the United States and, in January 2021, Ms. Humphrey became the first women and first Black American to lead the Museum of Science and Industry (“MSI”), in Chicago, Illinois. Before joining MSI, Ms. Humphrey had served as President and CEO of the Arizona Science Center, one of the nation’s premier science and education centers, since 2005. During her tenure at Arizona Science Center, Ms. Humphrey secured numerous national competitive and prestigious grants for the Arizona Science Center from organizations such as the National Institutes for Health and the National Science Foundation and has been recognized by the Phoenix Business Journal as a Most Admired CEO and by the Women’s National Basketball Association as a Visionary Leader. Ms. Humphrey currently serves as a board member and Chair of the American Alliance of Museums, an organization that supports more than 35,000 museums, zoos, science centers and similar organizations. Ms. Humphrey also serves as a board member of College Success Arizona, an organization focused on increasing the post-secondary attainment rates of Arizona students, and the Sandra Day O’Connor Institute, an organization that advances civics education, civic engagement and civil discourse. Ms. Humphrey received a Bachelor of Business degree with a concentration in Marketing from the University of Phoenix, a Master of Business Administration degree from Northeastern University with specializations in Marketing and Entrepreneurship/Innovation, and is pursuing her Doctorate of Business Administration from Grand Canyon University. We believe Ms. Humphrey’s extensive experience and STEM related experience provides a tremendous resource to our Board of Directors and management team, particularly in the areas of operations, finance, and corporate governance.

David M. Adame has been serving as a member of our Board since June 22, 2021. Mr. Adame currently serves as President and CEO of Chicanos Por La Causa (“CPLC”). Mr. Adame has been with CPLC since 2008, serving as Chief Operating Officer and Chief Financial Officer prior to becoming President and CEO. From 2003 to 2008, he was Vice President of Arizona Operations for McCormack Baron & Salazar, responsible for overseeing the firm’s role in Henson Village, a HOPE VI project in Phoenix. From 1997 to 2003, he served as Senior Deputy Director of Fannie Mae’s Arizona Partnership Office. From 1994 to 1997, he served as a Program Officer with the Phoenix Office of the Local Initiatives Support Corporation (“LISC”) where he managed the HOMESTART program. Prior to 1994 he worked at JPMorgan Chase & Co. (then called Bank One Arizona) for eight years, including as Corporate Banking Associate and later as Assistant Vice President in the Retail Business Loan Center. Over the years, Mr. Adame has served on numerous boards including: the Greater Phoenix Economic Council; the AARP Foundation; the National Association for Latino Community Asset Builders; the Arizona-Mexico Commission; the Maricopa Community Colleges Foundation; Unidos US; the Community Reinvestment Fund USA; the Creighton University Presidential Health Sciences Phoenix Advisory Board; and the Arizona Housing Commission. Recent honors include the Individual Hero of Education Award by Maricopa Community Colleges and the Maricopa Community Colleges Foundation, and the Lifetime Achievement Award by the Arizona Asian Chamber of Commerce. Mr. Adame received a Bachelor of Science in Business degree from Arizona State University (“ASU”) and a Master’s in Business Administration from the ASU School of Global Management. He was awarded an Honorary Doctorate in Humane Letters from the University of Arizona, and an Honorary Doctorate from the National Autonomous University of Mexico. We believe Mr. Adame’s extensive experience provides a tremendous resource to our Board of Directors and management team, particularly in the areas of operations, finance, and corporate governance.

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of each of the six nominees listed above to constitute our Board of Directors.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

◻ What am I voting on?	Stockholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as described in the Compensation Discussion and Analysis section and the related tables.

◻ Voting recommendation:

Our Board of Directors unanimously recommends that you vote “FOR” the advisory vote to approve the compensation of our named executive officers. The Compensation Committee takes very seriously its role in the governance of the Company’s compensation programs and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

◻ Vote required:

The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, enacted in 2010, requires that companies provide their stockholders with the opportunity to vote, on an advisory basis, whether to approve the compensation of companies’ named executive officers, commonly referred to as a “Say-on-Pay” vote, at least once every three years. In a vote held at our 2017 Annual Meeting, our stockholders voted in favor of holding Say-On-Pay votes annually. In light of this result and other factors considered by the Board, the Board has determined that the Company will hold Say-On-Pay votes on an annual basis.

The Say-on-Pay vote is a non-binding advisory vote on the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, including the tabular disclosure and accompanying narrative disclosure regarding such compensation, set forth in this proxy statement. It is not a vote to approve our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. Please read the Compensation Discussion and Analysis section of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal year 2021 compensation of our named executive officers.

The objectives of our compensation program are to attract, motivate, retain, and reward our executive officers by relating compensation to performance and making our compensation package competitive and cost-effective. We pay our executive officers based on business performance and individual performance, and, in setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive officer. The Compensation Discussion and Analysis section of this proxy statement provides a more detailed discussion of our executive compensation program. We believe that the compensation program we follow helps us achieve our principal compensation objectives.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on us, our Board of Directors or our Compensation Committee, nor will its outcome require us, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by us or our Board of Directors. Furthermore, because this non-binding, advisory vote primarily relates to the compensation of our named executive officers that we have already paid or are otherwise contractually committed to pay, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate for us to take in the future to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

“RESOLVED, that the stockholders of Grand Canyon Education, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2022 Annual Meeting of Stockholders.”

Our Board of Directors unanimously recommends that you vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE OFFICERS

The following sets forth information regarding our non-director executive officers as of the date of this proxy statement. For information regarding Brian E. Mueller, our Chairman and our Chief Executive Officer, see “Proposal No. 1 —   Election of Directors — Directors and Director Nominees.”

Name	Age	Position
Dr. W. Stan Meyer	61	Chief Operating Officer
Daniel E. Bachus	51	Chief Financial Officer
Dilek Marsh	48	Chief Technology Officer
Daniel J. Briggs	62	Orbis Education, Chief Executive Officer
Kathy J. Claypatch	60	Chief Information Officer

Dr. W. Stan Meyer has been serving as our Chief Operating Officer since July 26, 2012, having previously served in the position of Executive Vice President from June 2008 to July 2012. From August 2002 to June 2008, Dr. Meyer was employed by Apollo Education Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between June 2006 to June 2008 as its executive vice president of marketing and enrollment. Dr. Meyer previously served as a regional vice president of the University of Phoenix Online, a unit of the University of Phoenix, and division director of Axia College and of the School of Advanced Studies, also units of the University of Phoenix. From 1983 to 2002, Dr. Meyer held several positions with the Concordia University system, including director of operations for Concordia University’s education network. Dr. Meyer received a Bachelor of Arts in Communications degree from Concordia University and a Master of Business Administration degree and a Doctor of Education in Institutional Management degree from Pepperdine University.

Daniel E. Bachus has been serving as our Chief Financial Officer since July 2008. From January 2007 until June 2008, Mr. Bachus served as chief financial officer for Loreto Bay Company, a real estate developer. From 2000 to 2006, Mr. Bachus served as the chief accounting officer and controller of Apollo Education Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix. From 1992 to 2000, Mr. Bachus was employed by Deloitte & Touche LLP, most recently as an audit senior manager. Mr. Bachus received a Bachelor of Science degree in Accountancy from the University of Arizona and a Master of Business Administration degree from the University of Phoenix.

Dilek Marsh has been serving as our Chief Technology Officer since July 2021, having previously served as Chief Data Officer since July 2018, and Executive Vice President since July 2012 and Senior Vice President since August 2008. Ms. Marsh has been in higher education for the last 20 years. Ms. Marsh has served in information technology roles since 1999, including software development project management, business process design and business analytics. Ms. Marsh holds a Bachelor of Arts in Sociology from Bogazici University in Turkey, a Master of Arts in Anthropology from Arizona State University and a Master of Business Administration in Technology Management from the University of Phoenix.

Daniel J. Briggs has been serving as the Chief Executive Officer of Orbis Education Services, our wholly owned subsidiary, since our acquisition of Orbis Education in January 2019. Mr. Briggs founded Orbis Education in 2003 and served in various positions, including chief executive officer and chief growth officer until January 2019. Prior to founding Orbis Education, Mr. Briggs served as Vice President of National Accounts for CCS Medical, a national home delivery company addressing chronic medical conditions, and Senior Vice President for ORYX Consulting, specializing in business unit for Roche Diagnostics Corporation that focused on treating common ailments through a virtual portal. Mr. Briggs holds a Bachelor of Secondary Education degree from the University of Missouri.

Kathy J. Claypatch has been serving as our Chief Information Officer since July 2021, having previously served in the position of Chief Technology Officer beginning in October 2012. From 2006 to 2012, Ms. Claypatch spent time in the financial industry and served as the Chief Information Officer for Apriva and the Vice President of information technology for TSYS Acquiring Solutions. She worked in higher education from 2002 to 2006 at Apollo Education Group, Inc., where she was responsible for growing the information technology infrastructure to support the online education environment and its rapid growth. Ms. Claypatch has over 30 years of leadership and entrepreneurial experience spanning from startups to Fortune 500 companies.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis should be read in conjunction with “Compensation of Named Executive Officers” and the related tables that follow.

In this section, we describe the material components of our executive compensation program for our named executive officers (the “named executive officers”), whose compensation is set forth in the 2021 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and our overall program. In addition, we explain how and why the Compensation Committee of our Board arrived at the specific compensation decisions involving the named executive officers for 2021.

For 2021, our named executive officers were:

◾	Brian E. Mueller, our Chief Executive Officer;
◾	Dr. W. Stan Meyer, our Chief Operating Officer;
◾	Daniel E. Bachus, our Chief Financial Officer;
◾	Dilek Marsh, our Chief Technology Officer; and
◾	Daniel J. Briggs, Chief Executive Officer, Orbis Education Services

2021 Business Highlights

Our Business. We are an education services company dedicated to serving colleges and universities. We have developed significant technological solutions, infrastructure and operational processes to provide services to these institutions on a large scale. Our largest university partner is Grand Canyon University (“GCU”), an Arizona non-profit corporation that operates a comprehensive regionally accredited university that offers graduate and undergraduate degree programs, emphases and certificates across nine colleges both online and on ground at its campus in Phoenix, Arizona and at two off-site campus classroom and laboratory sites. As of December 31, 2021, we provided education services and support to more than 108,100 students enrolled in GCU’s programs, emphases and certificates.

GCE, together with Orbis Education Services LLC, has continued to add additional university partners. In the healthcare field, we work in partnership with a growing number of top universities and healthcare networks across the country, offering healthcare-related academic programs at off-campus classroom and laboratory sites located near healthcare providers to develop high-quality, career-ready graduates to enter the workforce ready to meet the demands of the healthcare industry. In addition, we have begun providing certain services to a university partner to assist them in expanding their online graduate programs. As of December 31, 2021, GCE provided education services to 27 university partners across the United States.

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours, and that of our university partners. Refer to our Annual Report on Form 10-K for the year ended December 31, 2021, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Impact of COVID-19 for specific details on decisions made by our university partners in response to the COVID-19 pandemic that resulted in reduced service revenue for the Company in 2021.

The decisions made by the Compensation Committee and the Board on the compensation of our named executive officers reflect their role in the organic growth of the Company during 2021, which included increases in off-campus classroom and laboratory sites (totaling 31 as of December 31, 2021), expanding the number of university partners serviced to 27 and increasing service revenue by 6.2%, all while navigating through the impacts of the pandemic on our ability to operate our business as well as balancing the safety and well-being of our employees, university partners and their students.

Our Compensation Practices Highlights

The following summarizes key aspects of our compensation policies and programs:

	What We Do:		What We Don’t Do:

◻	We Pay for Performance: A significant portion of our cash compensation is based on achievement of key financial metrics that are disclosed to our stockholders.	◻	We Do Not Have Tax Gross-Ups: We do not provide tax gross-ups on any severance or change-in-control type payments.

◻	We Seek Alignment with Our Stockholders. We require both our named executive officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy.	◻

We Do Not Permit Hedging, Short Sales, or Pledging. Under our insider trading policy, our officers and directors are prohibited from hedging, effecting short sales of, and (except in extremely limited circumstances) pledging our stock.

◻

We Balance Our Incentive Compensation: Our incentive compensation programs provide a balance of short-term cash incentives that are based on achievement of annual financial metrics and time-based equity incentives that vest over five years and provide value as a long-term retention tool.

◻

We Do Not Automatically Increase Salaries or Bonuses: Since 2013, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer have accepted cumulative base salary increases of only $40,000 each, and their bonuses are strictly performance based.

◻

We Can Claw Back Compensation: We have the ability to recoup incentive compensation if the Company’s financial results are restated or materially misstated due in whole or in part to misconduct by one or more of our named executive officers.

		◻	We Do Not Provide Excessive Perquisites: Our named executive officers receive limited perquisites and benefits.

◻	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant from time to time to provide guidance on peer group composition and compensation levels.	◻	We Do Not Provide for Change of Control Acceleration. We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control.

Response to Advisory Vote on Executive Compensation

We have held stockholder advisory votes on the compensation of our named executive officers, commonly referred to as a Say-on-Pay vote, since 2011 and, in each case, our stockholders approved the compensation of our named executive officers by wide margins, including receiving the support of 92.3% of shares voted in 2021. As we evaluate our compensation practices in light of such votes, we give great consideration to the strong support our stockholders continue to express for our overall compensation philosophy and practices. As a result, our Compensation Committee retained our general approach to executive compensation in 2021 and into 2022, as discussed below.

Compensation Philosophy and Objectives

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the amount and value of the compensation that our executives receive. To this end, we continue practices that are considered standard for good corporate governance and executive compensation, including:

●	Strong alignment between company-wide performance and payouts under our annual cash incentive plan (“Annual Cash Incentive Plan”);
●	The absence of any guaranteed cash bonuses;

●	As a tool to retain key personnel, all stock-based awards are subject to five-year vesting periods, with 20% of each grant vesting annually on each of the first five anniversaries of the date of grant;
●	Severance arrangements with our named executive officers that are limited to one year of compensation and benefits and limited acceleration of vesting; and
●	Double-trigger change-in-control arrangements with our named executive officers.

In light of the foregoing factors and practices, we believe our executive compensation in fiscal year 2021 appropriately reflected the economic and regulatory environments, the performance of the Company and the relationship with market compensation necessary to retain and motivate our executives, and that the continuation of these practices in 2022 is appropriate given the continued regulatory, economic and competitive challenges that we expect to face.

A Note About the Compensation of Our Management Team

Over the years, the Compensation Committee has periodically engaged an independent compensation consultant to provide recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations; provide market data for base salary, short-term incentive and long-term incentive decisions; and advise the Compensation Committee as to best practices. Typically, analyses of peer group data show that our named executive officers are compensated below their peers. The reasons for this are twofold:

●	Each of our executive officers as of December 31, 2021 has been with the Company for a decade (except for Mr. Briggs, who joined our Company upon our acquisition of Orbis Education) or more and, overall, our top management ranks have been extremely stable over time. This means that the compensation structure has not been forced to re-set due to the hiring of new management level personnel; and
●	In the area of compensation, our senior executives firmly believe that compensation should be based on performance: thus, base salaries should be relatively stable, cash bonuses should reflect annual performance, and equity incentives should be granted in appropriate amounts and provide upside value only if that value is shared by all of our stockholders.

This belief has been backed up by actions. Between December 31, 2010 and the date of this Proxy Statement - a period during which the Company’s market capitalization increased by 271% (or nearly $2.4 billion), from $895.6 million to $3.3 billion - our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer have accepted cumulative base salary increases of only $40,000 each even though their cash compensation substantially lags behind peers. In addition, the grant date value of their annual long-term equity incentive grants substantially lags behind peers. The Compensation Committee applauds the leadership and performance of our executive management team and the example they set for the Company.

Overview of 2021 Executive Compensation

The purpose of this Compensation Discussion and Analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers.

This Compensation Discussion and Analysis addresses and explains the compensation practices we followed in 2021, the numerical and related information contained in the summary compensation and related tables presented below, and actions we have taken regarding executive compensation since the end of our 2021 fiscal year. Specifically, this Compensation Discussion and Analysis addresses:

●	The objectives of our compensation program (found in the section entitled “Objectives of Compensation Programs”);

●	What our compensation program is designed to reward (also described in the section entitled “Objectives of Compensation Programs”);
●	Each element of compensation (set forth in the section entitled “Compensation Program Design and Elements of Compensation”);
●	Why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);
●	How amounts and formulas for pay are calculated and determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives); and
●	How each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements (described with each element of compensation).

Compensation Determinations

All of our named executive officers who appear in the Summary Compensation Table are parties to employment agreements. With respect to each named executive officer, the level of base salary to be paid to those officers over the term of their respective employment agreements and their individual target bonus percentages were initially determined as part of the negotiation process relating to such agreements, and are subject to annual review by the Compensation Committee.

Our Compensation Committee’s charter empowers it to set all compensation, including, but not limited to, salary, bonus, incentive compensation, equity awards, benefits and perquisites, for our named executive officers. Our Compensation Committee makes such determinations with respect to our Chief Executive Officer and, for all other named executives, makes such determinations in consultation with our Chief Executive Officer. For additional information regarding the Compensation Committee, please see “Corporate Governance and Board Matters — Committees of Our Board of Directors — Compensation Committee.”

Objectives of Compensation Programs

We pay our executive officers based on company-wide business performance, subject to adjustment based on their achievement of individual performance goals, and, in setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive.

Compensation philosophy. Under our compensation philosophy, a named executive officer’s total compensation will vary based on the Company’s overall performance, as well as the Compensation Committee’s assessment of the particular named executive officer’s personal performance and contribution to our overall results. This philosophy generally applies to all of our employees, although the degree of variability and compensation at risk increases as an employee’s function and level of responsibility increases. Our overall goals in implementing this philosophy are to attract, motivate, and retain highly qualified individuals responsible for guiding us and creating value for our investors.

Compensation objectives. We believe that the compensation program we follow helps us achieve the following objectives:

●	Compensation should be related to performance. We believe that the performance-based portion of an individual’s total compensation should increase as the individual’s business responsibilities increase. Thus, a material portion of executive compensation is linked to our financial performance, which also serves to align the named executive officers’ interests with those of our stockholders.

●	Compensation should be competitive and cost effective. We believe that our compensation program should foster an innovative, high integrity, and performance-oriented culture that serves to attract, motivate, and retain executives and other key employees with the appropriate skill sets to lead us through expected future growth in a dynamic, competitive, and highly regulated environment. Accordingly, we seek to provide compensation, in amounts and based on performance targets, necessary to achieve these goals and which is of fair value relative to other positions at the Company.

Company compensation policies. During 2021, our named executive officers’ total in-service compensation consisted of base salaries, cash bonuses, share-based compensation, and other benefits generally available to all employees. With regard to these components, we adhere to the following compensation policies:

●	Cash should be a significant component of compensation. The Company’s compensation policy focuses on providing the opportunity for its named executive officers to earn total cash compensation at levels that enable the Company to achieve the motivation and retention goals described above.
●	Base salaries should generally be the largest component of cash compensation. Our compensation programs generally reflect our view that base salaries reflect compensation for the named executive officers to perform the essential elements of their respective jobs, and that cash bonuses are a reward for superior company performance. In this regard, absent clear outperformance of financial goals, for all of our named executive officers other than our Chief Executive Officer, base salary should generally be the largest component of cash compensation.
●	Cash incentives should be linked to performance. Under our Annual Cash Incentive Plan, bonuses paid to our named executive officers are based on overall company financial performance, but are subject to reduction based on the Compensation Committee’s assessment of the particular named executive officer’s personal performance and contribution to our overall results.
●	Equity awards should be utilized as a means to retain key management and to align their interests with those of our stockholders. We utilize time-based equity awards that vest ratably over five years. We believe a long vesting period encourages retention and focuses our management team on the long-term interests of our Company and stockholders.

We believe our policies have helped us achieve our compensation objectives of attracting, motivating, retaining, and rewarding our key officers.

Compensation Programs Design and Elements of Compensation

We choose to pay each element of compensation to further the objectives of our compensation program, which, as noted, include the need to attract, motivate, retain, and reward key leaders critical to our success by providing competitive total compensation.

Elements of In-Service Compensation. For our 2021 fiscal year, our executive compensation mix included base salaries, performance-based cash bonuses, share-based compensation with vesting periods, and other benefits generally available to all employees. We seek to compensate our named executive officers at levels that eliminate the need for material perquisites and enable each individual officer to provide for his or her own needs, and in 2021, we did not provide any perquisites to our named executive officers. We generally determine the nature and amount of each element of compensation as follows:

●	Base salary. We typically agree upon a base salary with a named executive officer at the time of initial employment. The amount of base salary agreed upon, which is not at risk, reflects our views as to the individual executive’s past experience, future potential, knowledge, scope of anticipated responsibilities, skills, expertise, and potential to add value through performance, as well as competitive industry salary practices. Although minimum base salaries for each of our current named executive officers are set by their respective employment agreements, as described below, we review executive officer salaries annually and may increase them based on an evaluation of the Company’s performance for the year and the performance of the functional areas under a named executive officer’s scope of responsibility. We also consider qualitative criteria, such as education and experience requirements, complexity, and scope or impact of the position compared to other executive positions internally.
●	Bonuses. We provide cash bonuses, which typically are at-risk, to recognize and reward our named executive officers based on our success in a given year. For 2021, we awarded performance-related bonuses under our Annual Cash Incentive Plan. The operation of this plan as it relates to our named executive officers is described in more detail below.
●	Share-based compensation. We make equity incentive grants pursuant to our 2017 Equity Incentive Plan (the “2017 Plan”), under which a maximum of 3,000,000 shares may be granted. In 2021, our named executive officers received grants of restricted stock under the 2017 plan, as part of an overall, annual equity incentive grant made to Company employees.
●	Other. We offer other employee benefits to named executive officers for the purpose of meeting current and future health and security needs for the executives and their families. These benefits, which we generally offer to all eligible employees, include medical, dental, and life insurance benefits; short-term disability pay; long-term disability insurance; flexible spending accounts for medical expense reimbursements; a 401(k) retirement savings plan; and tuition benefits for a spouse or up to two children with no more than two participants receiving the benefits at any one time. The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Code, into which employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits, with such contributions subject to a matching Company contribution up to prescribed limits.

Elements of Post-Termination Compensation and Benefits. The employment agreements of our named executive officers provide for post-termination salary and benefit continuation in the event of a termination by us without Cause (as defined below) or by the executive for Good Reason (as defined below) or in the event of any such termination within twelve (12) months following a Change in Control (as defined below), and for so long as the named executive officer abides by customary confidentiality, non-competition, and non-solicitation covenants and executes a full release of all claims, known or unknown, that the executive may have against the Company. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable, and we have not historically taken into account any amounts that may be received by a named executive officer following termination when establishing current compensation levels. The elements of post-termination compensation that were in effect during 2021 pursuant to the written employment agreements consisted of the following:

●	Salary continuation. Each named executive officer would continue to receive 100% of their base salary payable over a period of twelve (12) months following any qualifying termination of employment.
●	Payment of target bonus. Each named executive officer would receive an additional amount equal to 100% of the named executive officer’s annual target bonus for the year in which such termination occurs, with such amount also payable over twelve (12) months following any qualifying termination of employment.
●	Benefits continuation. Each named executive officer would continue to receive Company-paid premiums for continued group health benefits under COBRA during the severance period.
●	Partially accelerated vesting of equity incentives. Each named executive officer would receive partial acceleration of the vesting of any outstanding restricted stock awards to the next annual vesting date immediately following the date of termination.

●	Fully accelerated vesting of equity incentives. In the event of a termination by us without Cause or by the executive for Good Reason within twelve (12) months following a Change in Control, each named executive officer would receive full acceleration of the vesting of their outstanding restricted stock awards.

See “Executive Employment Agreements” and “Potential Payments Upon Termination or Change in Control” for additional detail.

Impact of Performance on Compensation

For 2021, each of our named executive officers participated in the Annual Cash Incentive Plan, other than Mr. Briggs (as further described below). Under the Annual Cash Incentive Plan as in effect for 2021, a named executive officer’s bonus is based on the Company’s achievement of revenue and Adjusted EBITDA targets, with the resulting amount subject to reduction based on the Compensation Committee’s assessment of the particular named executive officer’s personal performance and contribution to our overall results. For 2021, we defined Adjusted EBITDA for purposes of the Annual Cash Incentive Plan in a manner consistent with the definition we use when reporting our financial results. See Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Adjusted EBITDA (Non- GAAP Financial Measure), beginning on page 58 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for information regarding our use and calculation of Adjusted EBITDA. As such, we believe it is fair and reasonable to our executives to assess their individual performance on the same basis as our performance is assessed by our Board of Directors and investors.

Company performance. For our named executive officers on the Annual Cash Incentive Plan, the financial metrics account for 100% of the target bonus, with the resulting amount subject to reduction based on the Compensation Committee’s assessment of the particular named executive officer’s personal performance and contribution to our overall results. For other plan participants on the Senior Management Plan (as defined below), the financial metrics account for 60% of the target bonus and specific individual performance goals account for 40% of the target bonus.

Individual performance. In reviewing individual performance, we look at an executive’s achievement of non-financial objectives that, with respect to a given participant, may include achieving objectives related to, among other things, program development and expansion, regulatory compliance, student retention and academic outcomes.

Calculation of bonuses. For each named executive officer on the Annual Cash Incentive Plan, the Compensation Committee establishes a target bonus, which is stated as a percentage of the named executive officer’s base salary. For 2021, the bonus opportunity as a percentage of base salary for each of the named executive officers on the Annual Cash Incentive Plan were as follows:

	Bonus Opportunity as a Percentage of Base Salary
Name(1)	Threshold	Target	Maximum
Brian E. Mueller	50.0%	100.0%	150.0%
Dr. W. Stan Meyer	37.5%	75.0%	112.5%
Daniel E. Bachus	37.5%	75.0%	112.5%
Dilek Marsh	17.8%	35.6%	53.5%
Daniel J. Briggs	52.5%	75.0%	97.5%

For these executive officers, the financial metrics account for 100% of the target bonus, with the revenue target and the Adjusted EBITDA target accounting for 50% each. The actual percentage is determined on the basis of the Company’s achievement of the revenue and Adjusted EBITDA targets that the Compensation Committee establishes for the applicable fiscal year. For participants to earn any payout under the plan, the Company must achieve at least the threshold targets established for both the revenue and Adjusted EBITDA goals. Assuming both of these thresholds are achieved, payouts are made based on the Company’s achievement of the revenue goal and Adjusted EBITDA goal, with achievement of both goals at the threshold level resulting in a bonus of 50% of the target bonus and achievement of both goals at the maximum level resulting in a bonus of 150% of the target bonus. Performance between threshold and maximum levels results in prorated payments using straight-line interpolation.

Shown below is a summary of the matrix described above:

Goal	Threshold	Target	Maximum
Revenue goal (50.0% of financial metric)	50% of goal	100% of goal	150% of goal
Adjusted EBITDA (50.0% of financial metric)	50% of goal	100% of goal	150% of goal
Bonus payout as a % of target bonus	50%	100%	150%

Under the Annual Cash Incentive Plan, the actual bonus that a named executive officer could earn for a given fiscal year ranges from 0% to a maximum of 150% of his or her annual target bonus. To illustrate how the plan functions, assume that a named executive officer’s base salary for 2021 is $300,000 and that the target bonus is 50% of base salary. Of this target bonus of $150,000, $75,000 (or 50%) would be paid based upon the Company’s achievement of the revenue target and $75,000 (or 50%) would be paid based on the Company’s achievement of the Adjusted EBITDA target. If the revenue target is achieved at the threshold level (so only 50% of the revenue component of the bonus is payable at that level) and the Adjusted EBITDA target is achieved at the target level (so that 100% of the Adjusted EBITDA component of the bonus is payable at that level) the participant would be entitled to a potential bonus of $112,500, calculated as $37,500 (50% of the revenue component) plus $75,000 (100% of the Adjusted EBITDA component).

The plan for eligible senior management (the “Senior Management Plan”) differs from the Annual Cash Incentive Plan in that it includes achievement of individual performance targets as a primary element of the bonus calculation, such that achievement of revenue and Adjusted EBITDA targets each account for 30% of target bonus and the achievement of individual performance targets accounts for 40% of target bonus. In addition, for eligible senior management participating in this plan, the bonus under the Senior Management Plan is calculated based on two six-month cycles, such that the determination of the bonus payable for each half of the applicable year is determined on the basis of the achievement of the revenue, Adjusted EBITDA and individual performance targets established for each such period.

Changes to performance goals and target awards. In accordance with the terms of the Annual Cash Incentive Plan, at any time prior to the final determination of bonuses earned, the Compensation Committee may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event (including the financial impacts of a unique circumstance such as the COVID-19 pandemic), any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, or any other change of a similar nature. In addition, under the Annual Cash Incentive Plan, the Compensation Committee may reduce (but not increase) the bonus amount for each named executive officer based on the committee’s determination of the participant’s achievement of personal and other performance goals established by the Compensation Committee and other factors as the committee determines.

2021 financial goals. The following table shows the Company-wide financial goals established for the named executive officers for 2021. These financial goals were selected based upon a combination of the Company’s internal budget and analyst estimates, which the Compensation Committee believes establishes an appropriate level at which to set goals in order to maximize the incentive for superior performance, as adjusted for the COVID-19 financial impacts that we discussed in our 2021 Annual Report on Form 10-K and quantified in our Form 8-K filed on February 16, 2022 as referenced above.

	Threshold	Target	Maximum
Revenue	$889,700,000	$897,700,000	$905,700,000
Adjusted EBITDA	$320,475,000	$328,475,000	$336,475,000

Actual performance vs. compensation paid for 2021. For 2021, the Company achieved revenue of $896.6 million and Adjusted EBITDA of $328.2 million, each of which exceeded the threshold level of achievement but was less than the target level of achievement and resulted in performance payout percentages equal to 92.9% for the revenue component of the incentive bonus and 98.0% for the Adjusted EBITDA component of the incentive target bonus. Accordingly, the named executive officers achieved incentive bonuses as follows:

Name	Revenue Performance Payout (%)	Adjusted EBITDA Performance Payout (%)	2021 Bonus as Percentage of Target Bonus (%)	2021 Bonus as Percentage of Base Salary($)	2021 Bonus ($)
Brian E. Mueller	92.9%	98.0%	95.4%	95.4%	$306,353
Dr. W. Stan Meyer	92.9%	98.0%	95.4%	71.6%	$279,154
Daniel E. Bachus	92.9%	98.0%	95.4%	71.6%	$279,154
Dilek Marsh	92.9%	98.0%	95.4%	34.0%	$95,437
Daniel J. Briggs	18.6%	19.6%	73.2%	54.9%	$161,543

2021 individual goals. The individual performance goals applicable to the named executive officers in 2021 focused on each executive’s achievement of one or more objectives that related to their specific duties and responsibilities on behalf of the Company. These individual goals included:

●	For Dr. Meyer and Mr. Bachus, collectively: to manage their individual departments within budget.
●	For Mr. Mueller, Dr. Meyer and Mr. Bachus, collectively: to work on key strategic initiatives for the Company including the future growth of the hybrid healthcare partnerships with new and existing university partners and new off-campus classroom and laboratory sites, continue to achieve growth goals set by our most significant partner and participate in a specified number of investor conferences and/or investor meetings.
●	For Mr. Mueller, Dr. Meyer and Mr. Bachus: to lead the Company’s corporate responsibility initiatives, including its efforts in expanding its environmental awareness, social responsibility and human capital, and governance initiatives.
●	For Dr. Meyer: to demonstrate leadership over key functional areas such as marketing, online operations and campus operations.
●	For Mr. Bachus: to manage the financial and reporting functions to ensure that no material weaknesses occurred within the Company’s financial reporting structure.
●	For Ms. Marsh: to manage process improvements and manage data reporting and analytics for the company and our university partners.

Based on each individual named executive officer’s achievement or substantial achievement of their individual performance goals, and in light of the superior financial performance achieved by the Company in 2021, the Compensation Committee determined that cash bonuses under the Annual Cash Incentive Plan should be paid out at the maximum level achieved as a result of the achievement of the company-wide financial goals, and that no reductions were otherwise merited.

Bonus Paid to Mr. Briggs. Under the terms of the second amended and restated employment agreement entered into on May 10, 2020 between Mr. Briggs and the Company, Mr. Briggs was eligible to receive an incentive bonus with a target amount equal to 75% of his base salary and threshold and maximum amounts equal to 52.5% and 97.5%, respectively. Of his target bonus, 20% was based on the achievement of revenue and Adjusted EBITDA targets for the Company (discussed above) and 80% was based on the achievement of individual performance goals, including developing new and expand current university partner relationships, increasing the number of opened off-campus classroom and laboratory sites, and achieving certain revenue and profitability goals for our hybrid healthcare programs.

Based on the financial performance of the Company during 2021 and the percentage of his individual goals achieved, Mr. Briggs was awarded a bonus equal to approximately 54.9% of his base salary.

Equity Incentive Plan

As of December 31, 2021, there were 1,414,233 shares available for grant under the 2017 Plan.

Equity Award Grant Policy

Our Board of Directors has approved a policy relating to the granting of stock options and other equity-based awards. Under this policy:

●	All stock option grants, restricted stock awards, and other equity based awards, which we collectively refer to as stock-based awards, must be approved by the Compensation Committee;
●	The date for determining the strike price and similar measurements for stock-based awards will be the date of the meeting (or a date shortly after the meeting) or, in the case of an employee, director, or consultant not yet hired, appointed, or retained, respectively, the subsequent date of hire, appointment, or retention, as the case may be;
●	We will not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or intentionally delay the grant of stock-based awards until after the announcement of materially unfavorable news; and
●	The Compensation Committee will approve stock-based grants only for persons specifically identified at the meeting by management.

Severance and Change in Control Arrangements

Our named executive officers are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company. Our named executive officers are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction. For detailed information on the estimated potential payments and benefits payable to the named executive officers in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination or Change in Control.”

Perquisites and Other Personal Benefits

We do not provide our named executive officers with perquisites or other personal benefits, except for company paid life insurance and a 401(k) plan match, both of which are available to employees of the Company generally. The value of these benefits is reported in the Summary Compensation Table. We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Clawback Policy

Effective January 26, 2017, the Board of Directors adopted an Incentive Compensation Clawback Policy that authorizes the Company to recover incentive compensation previously paid to its Section 16 officers. The policy provides that, in the event of a restatement of the Company’s financial statements for any fiscal year commencing after December 31, 2015 that is due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Section 16 officer of the Company. For purposes of this policy, incentive compensation means any cash compensation paid by or any equity compensation awarded by the Company that is based in whole or in part on the achievement of financial results by the Company, including, but not limited to, any bonus or other performance-based cash or equity arrangement or award, but excluding base salary. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of a Section 16 officer’s duties and responsibilities, as determined by the Board in its sole discretion. In determining whether to take action to recoup any incentive compensation received by a Section 16 officer of the Company, the Board or, if so designated, the Compensation Committee of the Board, will take into consideration whether the Section 16 officer engaged in the misconduct or was in a position, including in a supervisory role, to have been able to have reasonably prevented the misconduct that caused the restatement.

As directed by the Dodd-Frank Act, the SEC has issued proposed rules which, if adopted in final form, would require issuers to seek recovery from executive officers in certain circumstances involving financial restatements. As of the date of this Proxy Statement, the SEC has not issued final rules implementing this portion of the Dodd-Frank Act. Once the SEC issues final rules regarding the required form of a clawback policy under the Dodd-Frank Act, we expect to amend our Incentive Compensation Clawback Policy accordingly.

Role of the Compensation Consultant

The Compensation Committee has the sole authority, delegated from the Board of Directors, to appoint, compensate and oversee the work of an independent compensation consultant. In prior years, the Compensation Committee has retained Mercer as its consultant to assist the Compensation Committee with its responsibilities related to our executive compensation programs. The Compensation Committee did not utilize the services of a compensation consultant in 2021.

Effect of Accounting and Tax Treatment on Compensation Decisions

Internal Revenue Code Section 409A

Section 409A of the Internal Revenue Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalties and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we believe we are currently operating such plans in compliance with Section 409A.

Accounting Standards

Grants of equity awards under our equity plan are recognized as compensation expense for the fair value of equity-based compensation awards. The Compensation Committee considers the accounting implications of significant compensation decisions, including in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Conclusion

We believe that the compensation amounts paid to our named executive officers for their service in 2021 were reasonable and appropriate and in our best interests.

Compensation Policies and Practices as Related to Risk Management

In connection with the preparation of this proxy statement, our Compensation Committee reviewed and discussed our compensation policies and practices for senior management, including our named executive officers. In this regard, the Compensation Committee took note of the fact that:

●	We pay base salaries we believe are competitive and that are generally intended to constitute the largest component of cash compensation. We believe that this emphasis on paying competitive base salaries that are not at risk for performance discourages inappropriate risk taking;
●	Our Annual Cash Incentive Plan focuses on the achievement of company-wide revenue and adjusted EBITDA targets, which prevents participants from being able to materially enhance their bonus prospects through excessive or inappropriate risk-taking;
●	The cash payments that may be made to our named executive officers under the Annual Cash Incentive Plan are subject to stated maximum limits, which we believe mitigates any risks that our named executive officers may take; and
●	The equity grants made to our named executive officers, and all other employees, under our equity plan all vest in annual increments over a period of five years, which we believe discourages excessive or inappropriate short-term risk taking.

Based on that review, and with input from management, the Compensation Committee has determined that there are no known potential risks arising from our compensation polices or practices that are reasonably likely to have a material adverse effect on us.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered by our named executive officers for the fiscal year ended December 31, 2021, 2020 and 2019.

Name and Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($) (4)	Total
Brian E. Mueller
Chief Executive Officer and Chairman	2021	$321,000	$1,211,575	$306,353	$4,130	$1,843,058
(Principal Executive Officer)	2020	$321,000	$1,211,533	$481,500	$91,175	$2,105,208
	2019	$321,000	$1,211,502	$392,454	$4,130	$1,929,086

Dr. W. Stan Meyer	2021	$390,000	$646,494	$279,154	$6,173	$1,321,821
Chief Operating Officer	2020	$390,000	$646,498	$438,750	$5,175	$1,480,423
	2019	$390,000	$646,486	$357,610	$5,114	$1,399,210

Daniel E. Bachus	2021	$390,000	$646,494	$279,154	$938	$1,316,586
Chief Financial Officer	2020	$390,000	$646,498	$438,750	$939	$1,476,187
(Principal Financial Officer)	2019	$390,000	$646,486	$357,610	$612	$1,394,708

Dilek Marsh	2021	$280,528	$420,307	$95,437	$3,930	$800,202
Chief Technology Officer	2020	$263,313	$266,418	$135,000	$3,803	$668,534
	2019	$257,081	$266,445	$110,034	$3,743	$637,303

Daniel J. Briggs	2021	$294,082	$500,002	$161,543	$5,412	$961,039
Orbis Education CEO	2020	$294,082	$499,964	$286,496	$5,352	$1,085,894
	2019	$266,319	$246,263	$239,482	$11,200	$763,264

(1)	The amounts in this column reflect the base salary cash payments made in each year. Ms. Dilek’s base salary for 2021 reflects the amount paid prior to and following her promotion on July 1, 2021 to Chief Technology Officer. Mr. Briggs base salary for 2019 reflects the amount paid following the acquisition of Orbis Education on January 22, 2019 through December 31, 2019.
(2)	The amounts shown in this column reflect the compensation costs attributable to the restricted stock awards granted in 2021, 2020 and 2019. The compensation costs are based on the grant date fair value of each restricted stock award and do not take into account any estimated forfeitures related to service-based vesting conditions, if any. Assumptions used in the calculation of the grant date fair value of each restricted stock award granted during the 2021, 2020, and 2019 fiscal years are set forth in Notes 4 and 16 to our financial statements for the fiscal year ended December 31, 2021 included in our 2021 Annual Report on Form 10-K.
(3)	The amounts in this column reflect non-equity incentive payments earned pursuant to our Annual Cash Incentive Plan in 2021, 2020 and 2019 except for Mr. Briggs whose non-equity incentive payments were based on the Senior Management Plan in 2021, 2020 and 2019. The amounts for Ms. Marsh in 2021 give effect to a salary increase from $263,313 to $300,000 effective July 1, 2021.
(4)	In 2021, 2020, and 2019, the amounts in this column include company paid life insurance premiums for all named executive officers. For Dr. Meyer, Ms. Marsh and Mr. Briggs, the amounts in this column also reflect matching payments made by the Company under our 401(k) plan. For Mr. Mueller in 2020, the amount also includes (i) $61,410, reflecting the allocated cost of airfare to fly certain Company executives and family members on a plane chartered by the Company on behalf of a customer, to attend a customer event for business development related purposes (where the cost of the flight was fixed and the inclusion of the executives and family members did not result in any incremental cost to the Company), and (ii) $25,635, reflecting a gross-up payment for the income tax payable by Mr. Mueller on the foregoing amount.

2021 Grants of Plan-Based Awards

The following table sets forth certain information with respect to incentive plan awards under our Annual Cash Incentive Plan and our 2017 Plan for the fiscal year ended December 31, 2021 to each of our named executive officers:

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards(2)
Brian E. Mueller	—	$160,500	$321,000	$481,500	—	—
	January 27, 2021	—	—	—	14,093	$1,211,575

Dr. W. Stan Meyer	—	$146,250	$292,500	$438,750	—	—
	January 27, 2021	—	—	—	7,520	$646,494

Daniel E. Bachus	—	$146,250	$292,500	$438,750	—	—
	January 27, 2021	—	—	—	7,520	$646,494

Dilek Marsh	—	$50,000	$100,000	$150,000	—	—
	January 27, 2021	—	—	—	4,889	$420,307

Daniel J. Briggs	—	$154,393	$220,561	$286,730	—	—
	January 27, 2021	—	—	—	5,816	$500,002

(1)	These amounts reflect the Threshold, Target and Maximum bonuses payable to our named executive officers under our Annual Cash Incentive Plan (based on their base salaries as in effect at year end), except for Ms. Marsh. The Threshold, Target and Maximum amounts for Ms. Marsh’s non-equity incentive plan award are prorated amounts that reflect her base salary and bonus opportunity prior to and subsequent to becoming Chief Technology Officer effective July 1, 2021. All such awards have been paid, and the actual amounts paid are set forth in the Summary Compensation Table above.
(2)	The amounts shown in this column reflect the compensation costs attributable to the restricted stock awards granted in 2021. The compensation costs are based on the grant date fair value of each restricted stock award and do not take into account any estimated forfeitures related to service-based vesting conditions, if any. Assumptions used in the calculation of the grant date fair value of each restricted stock award granted during the 2021 are set forth in Notes 4 and 16 to our financial statements for the fiscal year ended December 31, 2021 included in our 2021 Annual Report on Form 10-K.

2021 Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2021.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested
Brian E. Mueller	42,382	$3,758,860
Dr. W. Stan Meyer	22,616	$2,005,813
Daniel E. Bachus	22,616	$2,005,813
Dilek Marsh	11,109	$985,257
Daniel J. Briggs	12,170	$1,079,357

(1)	The restricted stock awards granted to Mr. Mueller, Dr. Meyer, Mr. Bachus, Ms. Marsh, and Mr. Briggs vest in five successive equal annual installments upon the completion of each year of service with us over the five year period measured from the respective date of grant, subject to fully accelerated vesting in the event of a termination of employment without Cause or by the executive for Good Reason (each as defined and discussed below) within twelve (12) months following a change in control of the Company. Mr. Mueller, Dr. Meyer, Mr. Bachus, Ms. Marsh, and Mr. Briggs also receive partial accelerated vesting through the next annual vesting date immediately following the date of termination, upon the termination of employment by us without Cause or by the executive for Good Reason (as further discussed below).

2021 Options Exercised and Stock Vested

The following table provides certain summary information concerning option awards exercised by our named executive officers, and restricted stock awards made to our named executive officers that vested, during the fiscal year ended December 31, 2021.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Brian E. Mueller	90,000	$8,031,788	17,253	$1,841,240

Dr. W. Stan Meyer	40,000	$3,549,760	9,206	$982,464

Mr. Daniel E. Bachus	40,000	$3,549,343	9,206	$982,464

Ms. Dilek Marsh	—	$—	3,793	$404,789

Mr. Daniel J. Briggs	—	$—	1,721	$183,665

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Mueller, our Chief Executive Officer, to the annual total compensation of the median employee of the Company (the “Pay Ratio Disclosure”).

For 2021, our last completed fiscal year:

●	the median annual total compensation of all of our employees (other than the Chief Executive Officer) was $54,529; and
●	the annual total compensation of Mr. Mueller, as reported above in the Summary Compensation Table, was $1,843,058.

Based on this information, for 2021 the ratio of the annual total compensation of Mr. Mueller, our Chief Executive Officer, to the median of the annual total compensation of all employees was 33.8 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

●	We determined that, as of December 31, 2021, our employee population consisted of 4,691 individuals, all of whom were located in the United States and of which 3,697, or 78.8%, were full-time employees, 1,969, or 42.0%, were full-time salaried employees, and 917, or 19.5%, were part-time employees and student workers. We selected December 31, 2021 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.
●	To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as port of the total compensation reported to the Internal Revenue Service on Form W-2 for 2021. In making this determination, we annualized the compensation of approximately 857 full-time employees who were hired after January 1, 2021 but did not work for us for the entire fiscal year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”
●	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $54,532. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s overtime pay, annual bonus and company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

Executive Employment Agreements

We are party to employment agreements with each of our named executive officers. Each of the agreements has a five-year term from the effective date, except for the agreement with Mr. Briggs which has a three-year term from the effective date, that automatically renews for one-year periods after the initial term unless either party provides written notice that it does not wish to renew the respective agreement. The terms of each agreement are similar in all material respects and, among other things, provide for each executive to:

●	Receive a base salary and a target incentive bonus.
●	Receive customary and usual fringe benefits generally available to our senior management, and to be reimbursed for reasonable out-of-pocket business expenses.

●	Receive certain benefits upon his or her termination of employment under specified circumstances.

In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment, as described below.

Termination for Cause

Each of the employment agreements provides that if the named executive officer is terminated by us for “Cause,” the named executive officer will be entitled to receive only his or her base salary then in effect, prorated to the date of termination, and all fringe benefits through the date of termination, and all of such officer’s unvested options and unvested restricted stock awards will terminate. For purposes of each of the employment agreements, “Cause” is defined as (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to the business of the Company; (b) the executive’s material breach of the employment agreement; (c) the executive’s breach of the Company’s employee nondisclosure and assignment agreement; (d) the executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (e) the executive’s inability to perform the essential functions of the executive’s position, with or without reasonable accommodation, due to a mental or physical disability; (f) the executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors, provided that the executive has received written notice of the action or omission giving rise to such determination and has failed to remedy such situation to the satisfaction of the Board of Directors within 30 days following receipt of such written notice, unless the executive’s action or omission is not subject to cure, in which case no such notice shall be required, or (g) the executive’s death.

Termination Without Cause or Termination for Good Reason

Each of the employment agreements provides that if the named executive officer’s employment is terminated by us without Cause, or by the executive for “Good Reason,” the named executive officer will be entitled to receive his or her base salary then in effect, pro-rated to the date of termination, as well as a severance package consisting of the following:

●	a severance payment in an amount equal to the sum of (i) twelve (12) months of the executive’s base salary then in effect on the date of termination, and (ii) 100% of the executive’s target bonus for the fiscal year in which the termination occurs, with the total of such amounts to be payable over twelve (12) months in equal installments in accordance with the Company’s regular payroll cycle, commencing with the first payroll date occurring on or after the sixtieth (60th) day following the date of the executive’s termination of employment;
●	payment by us of the premiums required to continue the executive’s group health care coverage for a period of twelve (12) months following the executive’s termination under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that the executive timely elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period; and
●	acceleration of the vesting of the next annual installment under any outstanding restricted stock award that otherwise would have vested on the next annual vesting date following the named executive officer’s termination.

To receive the severance package, the executive must: (i) comply with all surviving provisions of his or her agreement, including the non-competition, non-solicitation, and confidentiality provisions described below, and (ii) execute a full general release, releasing all claims, known or unknown, that executive may have against us arising out of or in any way related to executive’s employment or termination of employment with us. In addition, for options that previously vested, the executive has until the earlier of three months from the date of separation and the expiration of the applicable option to exercise such options.

For purposes of each of the employment agreements, “Good Reason” is defined as the occurrence of any of the following conditions without the executive’s written consent, which condition remains in effect 90 days after the executive provides written notice to us of such condition: (a) a material reduction in the executive’s base salary as then in effect prior to such reduction, other than as part of a salary reduction program among similar management employees, (b) a material diminution in the executive’s authority, duties or responsibilities as an employee of the Company as they existed prior to such change, or (c) a relocation of the executive’s principal place of work that increases the executive’s one-way commute distance by more than 50 miles; provided that the executive will be deemed to have given consent to any such condition if the executive does not provide written notice to us of his or her intent to exercise such rights within 30 days following the first occurrence of such condition.

Termination Upon a Change in Control

Each of the employment agreements provides that if the named executive officer’s employment is terminated by us without Cause or by the executive for Good Reason, in each case upon or within twelve (12) months following a “Change in Control,” then, in addition to receiving his or her base salary then in effect, pro-rated to the date of termination, and the severance package described above, the named executive officer will also be entitled to acceleration of the vesting of all stock option and restricted stock awards held by such executive that have not yet vested as of the date of such termination. For purposes of each of the employment agreements, “Change in Control” is defined as any one of the following occurrences: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total fair market value or total combined voting power of our then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (i) an acquisition of securities by any person who on the effective date of the employment agreement was the beneficial owner of more than 50% of such voting power, (ii) any acquisition of securities directly from us including, without limitation, pursuant to or in connection with a public offering of securities, (iii) any acquisition of securities by us, (iv) any acquisition of securities by a trustee or other fiduciary under a Company employee benefit plan, or (v) any acquisition of securities by an entity owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; (b) the sale or disposition of all or substantially all of the Company’s assets (other than a sale or disposition to one or more subsidiaries of the Company), or any transaction having similar effect is consummated; (c) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) the dissolution or liquidation of the Company.

Non-Competition and Non-Solicitation Obligations

Each of the employment agreements prohibits the executives from engaging in any work that creates an actual conflict of interest with us, and includes customary non-competition and non-solicitation covenants that prohibit the executives, during their employment with us and for a period of twelve (12) months thereafter, from (a) owning (except ownership of less than 1% of any class of securities which are listed for trading on any securities exchange or which are traded in the over-the-counter market), managing, controlling, participating in, consulting with, rendering services for, being employed by, or in any manner engaging in the operation of (i) any business that develops or administers services to degree-granting institutions of higher education, or (ii) any other business of the Company in which the executive had significant involvement prior to the executive’s separation; (b) inducing or attempting to induce any employee of the Company to leave the employ of the Company, or in any way interfering with the relationship between the Company and any employee thereof, or (c) inducing or attempting to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with, or modify its business relationship with, the Company, or in any way interfering with or hindering the relationship between any such customer, supplier, licensee or business relation and the Company. Each of the executives has separately entered into a confidentiality agreement with us.

Potential Payments upon Termination or Change in Control

The following table provides information regarding the potential payments upon termination without Cause or for Good Reason, as well as upon termination without Cause or for Good Reason after a Change in Control of the Company, which would have been paid to each executive in the event he or she had been terminated as of December 31, 2021, the last business day of fiscal year 2021. All payments in connection with any such termination will comply with Section 409A of the Internal Revenue Code, to the extent Section 409A applies. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause or for Good Reason			Termination without Cause or for Good Reason following a Change in Control
	Cash Payment ($)(1)	Benefits ($)(2)	Acceleration of Vesting of Shares ($)(3)	Cash Payment ($)(1)	Benefits ($)(2)	Acceleration of Vesting of Shares ($)(3)
Brian E. Mueller	$642,000	$18,253	$1,290,617	$642,000	$18,253	$3,758,806
Dr. W. Stan Meyer	682,500	15,197	688,713	682,500	15,197	2,005,760
Daniel E. Bachus	682,500	22,105	688,713	682,500	22,105	2,005,760
Dilek Marsh	410,000	22,105	315,328	410,000	22,105	985,115
Daniel J. Briggs	514,643	15,197	255,835	514,643	15,197	1,079,322

(1)	Assumes a termination date of December 31, 2021, and is based on the executive’s salary and target bonus in effect at such date.
(2)	Reflects the cost related to the continuation of the executive’s health benefits for the period specified.
(3)	Calculated based on an assumed termination date of December 31, 2021 and the closing market price of our common stock on the Nasdaq Global Market on such date.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Chevy Humphrey (Chair)
Jack A. Henry
Sara R. Dial Lisa Graham Keegan David M. Adame

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

◻ What am I voting on?

Stockholders are being asked to ratify the appointment of KPMG LLP, a registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

◻ Voting recommendation:

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

◻ Vote required:

The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Brokers have discretion to vote on the ratification of our independent auditors and, as such, no votes on this proposal will be considered broker non-votes. Abstentions will have the effect of a vote against this proposal.

The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2022. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our stockholders. In the event the stockholders fail to ratify the selection of KPMG, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of KPMG for fiscal 2022 will stand, unless the Audit Committee finds other good reason for making a change. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

A representative of KPMG will be present at the meeting, will be afforded an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions during the meeting.

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Fees

For the years ended December 31, 2021 and 2020, KPMG billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services. All of the fees for audit, audit-related, tax and other services performed by KPMG were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Services Rendered	2021	2020
Audit Fees(1)	$695,000	$647,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$695,000	$647,500

(1)	Audit Fees in 2021 and 2020 relate to services rendered for the audits of our annual consolidated financial statements including accounting and reporting consultations, for the review of our quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by our independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of our independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires that written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services.

The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services, as defined in the policy, or for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.

On a regular basis, management provides written updates to the Audit Committee regarding the amount of audit and non-audit service fees incurred to date. All of the services described above for fiscal years 2021 and 2020 were approved by our Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.gce.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee. The duties of the Audit Committee as set forth in its charter are summarized in this proxy statement under Committees of Our Board of Directors.

The Audit Committee is composed of five, non-employee directors, each of whom the Board has determined meet the independence and financial literacy requirements of the Nasdaq Stock Market and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and Nasdaq Stock Market rules. The Board has designated each of Mr. Jack A. Henry, Ms. Chevy Humphrey and Mr. David M. Adame as “audit committee financial experts” under the SEC rules.

Primary Responsibilities of the Audit Committee and the Audit Committee’s Activities in 2021

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditors, and the Company’s ethical compliance programs, including the Company’s codes of conduct. The Audit Committee’s process includes working with the Company’s Chief Risk Officer and other members of the Company’s enterprise risk management team, meeting periodically with the Chief Risk Officer and other members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance and cybersecurity, among others), and the processes in place to monitor and control such exposures.

During 2021, among other things, the Audit Committee:

●	Engaged KPMG as our independent auditors;
●	Was involved in the selection of the lead engagement partner and negotiation of audit fees;

●	Evaluated the tenure of the independent audit firm;
●	Met with the senior members of the Company’s financial management team at each regularly scheduled meeting;
●	Held separate private sessions, during its regularly scheduled meetings, with each of KPMG and our Chief Risk Officer, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place;
●	Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;
●	Discussed with KPMG the Company’s internal control assessment process, management’s assessment with respect thereto and KPMG’s evaluation of the Company’s system of internal control over financial reporting;
●	Reviewed and discussed with management and KPMG the Company’s periodic reports prior to filing with the SEC, including matters such as significant accounting policies, management judgements and accounting estimates;
●	Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function;
●	Reviewed with senior members of the Company’s financial management team, KPMG, and our Chief Risk Officer the overall audit scope and plans, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting; and
●	Reviewed with management, including our Chief Risk Officer, Chief Information Security Officer and General Counsel, and KPMG significant risks and exposures identified by management, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s code of conduct and cybersecurity programs.

2021 Audited Financial Statements

One of the Audit Committee’s primary responsibilities is to assist the Board in overseeing the Company’s management and independent registered public accounting firm in regard to our financial reporting and internal controls over financial reporting. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our Company’s audited financial statements for the fiscal year ended December 31, 2021, with management; (b) discussed with our Company’s independent registered public accounting firm the matters required to be discussed by Public Company Oversight Board (PCAOB) Auditing Standard Number 1301, Communications with Audit Committees (PCAOB General Auditing Standards 1300, Auditor Communications); (c) received the written disclosures and presentation from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (d) discussed with the independent registered public accounting firm its independence.

Based on the review and discussions with management and our independent registered public accounting firm referred to above, we recommended to our Board of Directors that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Audit Committee:

Jack A. Henry (Chair)
Sara R. Dial Lisa Graham Keegan Chevy Humphrey David M. Adame

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2022 for:

●	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;
●	each of our directors;
●	each of our named executive officers; and
●	all of our directors and named executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also includes any shares as to which a person has the right to acquire such voting or investment power within 60 days of the date set forth above through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is 2600 W. Camelback Road, Phoenix, Arizona 85017.

The calculations of beneficial ownership in this table are based on 33,278,114 shares outstanding at March 31, 2022.

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Principal Stockholders:
The Vanguard Group – 23-1945930(2)	3,664,071	11.0%
BlackRock, Inc.(3)	3,330,145	10.0%
Riverbridge Partners LLC(4)	2,784,752	8.4%
Directors and Named Executive Officers:
Brian E. Mueller	300,367	0.9%
Dr. W. Stan Meyer	108,531	0.3%
Daniel E. Bachus	115,143	0.3%
Dilek Marsh	22,986	0.1%
Daniel J. Briggs	20,029	0.1%
Sara R. Dial	4,752	*
Jack A. Henry	17,159	0.1%
Lisa Graham Keegan	1,872	*
Chevy Humphrey	1,772	*
David M. Adame	1,075	*
All directors and executive officers as a group (10 persons)	593,686	1.8%

*	Represents beneficial ownership of less than 0.1%
(1)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(2)	This information for the Vanguard Group – 23-1945930 (“Vanguard”) is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2022. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard reported that it had sole voting power over 0 shares, shared voting power over 25,912 shares, sole dispositive power over 3,600,507 shares, and shared dispositive power over 63,564 shares.
(3)	This information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 3, 2022. The address for BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock reported that it had sole voting power over 3,157,123 shares, shared voting power over 0 shares, sole dispositive power over 3,330,145 shares, and shared dispositive power over 0 shares.
(4)	This information for Riverbridge Partners LLC (“Riverbridge”) is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 21, 2022. The address for Riverbridge is 80 South Eighth St., Suite 1200, Minneapolis, MN 55402. Riverbridge reported that it had sole voting power over 2,038,397 shares, shared voting power over 0 shares, sole dispositive power over 2,784,752 shares, and shared dispositive power over 0 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a written related party transactions policy, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000, must be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Under the policy, if we should discover related party transactions that have not been pre-approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. In addition, under the policy, certain types of transactions have been pre-approved by the Audit Committee, including employment arrangements with executive officers, director compensation, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions, and banking-related service transactions.

Mr. Brian E. Mueller has served as the Chief Executive Officer of the Company since 2008 and the Chairman of the Board of the Company since 2017 and has also served as the President of GCU since 2012. In connection with the sale of GCU to Grand Canyon University, an Arizona non-profit corporation, in 2018, the Board of Directors of the Company and the board of trustees of GCU each independently determined that Mr. Mueller should retain those roles. Accordingly, Mr. Mueller remains the Chairman of the Board and Chief Executive Officer of the Company and as the President of GCU, although he is prohibited from serving on the board of trustees of GCU. Our Board and the board of trustees of GCU each recognized that Mr. Mueller’s dual role could raise conflict of interest issues. Accordingly, at the time of the sale of GCU, GCU adopted governance provisions that prohibit Mr. Mueller from serving on the board of trustees of GCU. We also jointly imposed a structure, through GCU’s governance documents and through express provisions of the Master Services Agreement, that prevent Mr. Mueller from participating in day-to-day management of, or negotiations between the Company and GCU relating to, the Master Services Agreement. Aside from Mr. Mueller, no other employee of GCU or GCE has a dual role in both organizations. Beginning July 1, 2018, the base salary under Mr. Mueller’s employment agreement with the Company was decreased by 50% to $321,000, reflecting his dual employment by GCE and GCU.

GCU is a separate non-profit entity under the control of an independent board of trustees, none of whose members have ever served in a management or corporate board role at the Company. GCU’s board of trustees has adopted bylaws and a related conflict of interest policy that, among other things, (i) prevents any trustee of GCU from attending any meeting, or voting on any matter, as to which such trustee has a conflict of interest, (ii) establishes a special committee of independent trustees to oversee on behalf of GCU all matters related to GCU’s relationship with the Company, and (iii) prohibits any trustee from having any financial interest in, or role with, the Company. In addition, an operational structure has been put in place that prevents Mr. Mueller from participating in operational matters involving the Company and GCU. Accordingly, the Company’s relationship with GCU, both pursuant to the master services agreement between the two companies and operationally, is no longer as owner and operator, but as a third-party service provider to an independent customer. While the Company believes that its relationship with GCU will remain strong, GCU’s board of trustees and management have fiduciary and other duties that require them to focus on the best interests of GCU and over time those interests could diverge from those of the Company.

Certain Transactions

There were no transactions since January 1, 2021, in which the Company was or is to be a participant and involving our directors, executive officers, beneficial owners of more than 5% of our common stock, and some of the entities with which the foregoing persons are affiliated or associated, and in which the amount involved exceeds or will exceed $120,000.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, Arizona, 85017, Attn: Investor Relations, or by calling (602) 247-4400.

ADDITIONAL INFORMATION

Our 2021 annual report and our Annual Report on Form 10-K for fiscal year 2021, including financial statements, are available electronically along with our proxy statement to all stockholders of record as of April 14, 2022, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. Stockholders who wish to obtain a copy of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2021, and our proxy statement may do so without charge by writing to Investor Relations, Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, Arizona 85017.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the Annual Meeting calling for a vote of stockholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.

By Order of the Board of Directors,

Brian E. Mueller
Chief Executive Officer and Chairman

Dated: April 22, 2022

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:00 p.m., Pacific Time, on Wednesday, June 8, 2022. Online Go to www.envisionreports.com/LOPE or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/LOPE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Brian E. Mueller 02 - Sara R. Dial 03 - Jack A. Henry 04 - Lisa Graham Keegan 05 - Chevy Humphrey 06 - David M. Adame The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against Abstain For Against Abstain 2. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement. 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Please sign exactly as your name(s) appear on the proxy. If held in joint tenancy, all persons must sign. Trustee, administrators, etc., should include title and authority. Corporations should provide the full name of corporation and the title of the authorized officer signing the proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03MFZA B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed. 2022 Annual Meeting Proxy Card

Annual Meeting of Stockholders Thursday, June 9, 2022 10:30 a.m. Arizona time Grand Canyon Education, Inc. 2600 W. Camelback Road Phoenix, Arizona 85017 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 9, 2022. This proxy statement and our annual report for the year ended December 31, 2021, are available and may be viewed at: www.edocumentview.com/LOPE q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2022 Annual Meeting of Stockholders Grand Canyon Education, Inc. 2600 W. Camelback Road Phoenix, Arizona 85017 Proxy Solicited by Board of Directors for Annual Meeting — Thursday, June 9, 2022 Brian E. Mueller, Daniel E. Bachus, and Daniel J. Steimel, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Grand Canyon Education, Inc. to be held on Thursday, June 9, 2022 or at any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, AND “FOR” PROPOSALS 2 AND 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Grand Canyon Education, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/LOPE